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                               PREMIER FARNELL PLC

                                       and

                             ARROW ELECTRONICS, INC.





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                                MASTER AGREEMENT
                      relating to the sale and purchase of
                           the Farnell Volume Business
                            (as amended and restated)
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                               TABLE OF CONTENTS



CLAUSE     TITLE                                                PAGE

1.         INTERPRETATION......................................  1
2.         CONDITIONS.......................................... 14
3.         SALE AND PURCHASE OF FARNELL VOLUME BUSINESS........ 17
4.         SALE AND PURCHASE OF UK SHARES...................... 18
5.         CALCULATION OF THE PURCHASE PRICE................... 19
6.         TRANSFER ACCOUNTS AND DECEMBER STATEMENTS........... 19
7.         PAYMENT OF THE PURCHASE PRICE....................... 22
8.         ALLOCATION OF THE PURCHASE PRICE.................... 23
9.         UNDERTAKINGS........................................ 25
10.        COMPLETION UNDERTAKINGS REGARDING CASH GENERATED
           IN BUSINESS......................................... 26
11.        PERIOD BETWEEN EXCHANGE AND COMPLETION.............. 26
12.        COMPLETION.......................................... 29
13.        DEFAULT AT COMPLETION............................... 32
14.        WARRANTIES.......................................... 32
15.        LIMITATION ON LIABILITY............................. 33
16.        INDEMNITIES......................................... 36
17.        PROTECTION OF FARNELL VOLUME BUSINESS AND
           USE OF NAME......................................... 40
18.        PROTECTION OF THE RETAINED PREMIER FARNELL GROUP.... 46
19.        THIRD PARTY CONSENTS AND THE CONTRACTS.............. 48
20.        ASSIGNMENT/UNDERLETTING OF FOREIGN
           LEASEHOLD PROPERTIES................................ 51
21.        ACCESS.............................................. 56
22.        EMPLOYEES........................................... 57
23.        PENSION ARRANGEMENTS................................ 59
24.        ANNOUNCEMENTS....................................... 60
25.        MISCELLANEOUS....................................... 60





26.     VALUE ADDED TAX.................................................  63
27.     COSTS...........................................................  64
28.     GUARANTEE BY PREMIER FARNELL....................................  64
29.     GUARANTEE BY ARROW..............................................  65
30.     NOTICES.........................................................  66
31.     GOVERNING LAW AND JURISDICTION..................................  67
SCHEDULE 1  Particulars of the Companies................................. 70
SCHEDULE 2  The Companies, Company Vendors and Company Purchasers.......  78
SCHEDULE 3  The Businesses, Business Vendors and Business Purchasers....  79
SCHEDULE 4  Warranties..................................................  81
SCHEDULE 5  Intellectual Property.......................................  116
SCHEDULE 6  Properties..................................................  118
SCHEDULE 7  Pensions....................................................  141
SCHEDULE 8  Country Managers............................................  154
SCHEDULE 9  Warranties not repeated at Completion.......................  155
SCHEDULE 10 Part I: Excluded Intellectual Property Rights...............  157
            Part II: The Registered Trade Marks.........................  158
            Part III: Retained Registered Trade Marks...................  160

DOCUMENTS IN THE AGREED TERMS

Business Accounts
Company Accounts
Disclosure Letter
Farnell Volume Business Accounts
Farnell Volume Business Interim Accounts
Management Accounts
Multicomp/Multicomponent Agreement
Previous Accounts (Farnell Volume Business and each Business)
Regulatory Consents
Swedish Agreement
Tax Deed
Trade Mark Assignment
Transfer Agreements
Directors' resignations
Power of Attorney (Exercise of rights pending registration)
Deeds of Assignment of Slough Properties
Notices to Employees

DOCUMENTS IN THE AGREED FORM

Deeds of Assignment/Novations of Loans



THIS AMENDED AND RESTATED AGREEMENT is dated as of 20th December 1996

AND MADE BETWEEN:

(1) PREMIER FARNELL PLC, a company incorporated in England and Wales (registered no. 876412) whose registered office is at Farnell House, Forge Lane, Leeds LS12 2NE ("PREMIER FARNELL"); and

(2) ARROW ELECTRONICS, INC., a corporation incorporated in the State of New York, USA having its principal office at 25 Hub Drive, Melville, New York 11747, USA ("ARROW").

RECITAL:

Premier Farnell has agreed to sell or procure the sale of, and Arrow has agreed to purchase or procure the purchase of, the Farnell Volume Business under or otherwise in accordance with the terms of this Agreement.

IT IS AGREED as follows:

1.       INTERPRETATION

         1.1 In this Agreement, including its Schedules, the following definitions are used:

         "A LIST PROPERTIES" means the UK A List Property and the Foreign A List Properties;

         "ACCOUNTS DATE" means 28 January 1996;

         "ARROW GROUP" means Arrow, its subsidiaries or subsidiary undertakings from time to time and references to a "MEMBER OF THE ARROW GROUP" shall mean whichever of Arrow or its subsidiaries or subsidiary undertakings may be relevant in the particular context;

         "ARROW'S SOLICITORS" means Herbert Smith of Exchange House, Primrose Street, London, EC2A 2HS;

         "ASSUMED LIABILITIES" means all liabilities, debts and obligations of each of the Business Vendors at Completion (whether actual or contingent) arising primarily from the Business carried on by the relevant Business Vendor arising in the ordinary course of carrying on that Business but excluding the Excluded Liabilities;

         "AUSTRIAN COMPANY" means Farnell Electronic Services GmbH, a company incorporated under the laws of Austria;

         "B LIST PROPERTIES" means the UK B List Properties and the Foreign B List Properties;

         "BUSINESS" means in relation to each Business Vendor, the business carried on by it under the trading names set out against that Business Vendor in column (1) of Schedule 3 and "Businesses" means all of those businesses;

         "BUSINESS ACCOUNTS" means in relation to each Business specified in
         Schedule 3 the standard accounting forms relating to that Business including a balance sheet of that



                                       1



Business as at the Accounts Date and a profit and loss account of that Business in respect of the accounting reference period ended on the Accounts Date, in each case in the agreed terms;

"BUSINESS ASSETS" means:

(a)      the benefit of the Contracts;

(b)      the Goodwill;

(c)      the Business Intellectual Property Rights;

(d)      the Moveable Assets;

(e)      the Stock;

(f)      the Receivables;

(g)      the   benefit (so far as the same can lawfully be assigned) of the
         Claims; and

(h) such other rights and assets (other than the Properties) owned by the relevant Business Vendor and used primarily in the relevant Business,

other than the Retained Assets and including, without limiting the generality of the foregoing all of the assets of the Business that were included in the Consolidated Net Operating Asset Statement except to the extent such assets have been disposed of after the Transfer Date in the ordinary course of business or otherwise ceased to exist as a result of the operation of the Farnell Volume Business in the ordinary course after the Transfer Date and, for the avoidance of doubt, any proceeds of such assets are reflected in the payment to be made in accordance with clauses 10.1 and 10.4;

"BUSINESS DAY" means a day (not being a Saturday) on which banks are open for general banking business in the City of London;

"BUSINESS INTELLECTUAL PROPERTY RIGHTS" means the Intellectual Property Rights owned by each of the Business Vendors at Completion which relate primarily to the Business carried on by the relevant Business Vendor including, without limitation, those listed in Schedule 5;

"BUSINESS PURCHASER" means, in relation to any Business, the member of the Arrow Group set out in column (4) of Schedule 3 which is to purchase that Business;

"BUSINESS RECORDS" means all the information and records of the Premier Farnell Group in relation to the Farnell Volume Business, including:

(a)      all Farnell Volume Business Confidential information;

(b) all other accounting, financial, marketing, sales, supply, personnel, management and technical information, correspondence and literature;

(c) all correspondence relating to debtors and/or creditors of each Company; and

(d) all drawings, software, disks and other material embodying or incorporating or constituting any of the Intellectual Property Rights referred to in Schedule 5;




                                       2



in each case, in whatever form or medium it is held or recorded which are in the possession or under the control of the Premier Farnell Group and which relate mainly to the Farnell Volume Business (which, for the avoidance of doubt, shall include all statutory books and records required to be maintained by each Company);

"BUSINESS VENDORS" means the members of the Premier Farnell Group specified in column (3) in Schedule 3 and Business Vendor means the relevant member;

"CANADIAN COMPANY" means Farnell (Canada) Limited;

"CLAIMS" means all rights and claims of each of the Business Vendors arising out of the Business carried on by the relevant Business Vendor insofar as they relate to the Business Assets to be sold by a Business Vendor under the relevant Transfer Agreement or to an Assumed Liability;

"COMMERCIAL WARRANTIES" means the warranties set out in Parts I to IV of
Schedule 4 other than the Tax Warranties;

"COMPANIES ACT" means the Companies Act 1985;

"COMPANY" and in the plural "COMPANIES" a company which forms part of the Farnell Volume Business prior to Completion and Farnell Holding Inc. brief particulars of which are set out in Schedule 1;

"COMPANY ACCOUNTS" means (a) in relation to each Company other than the US Companies and the Canadian Company, its audited balance sheet as at the Accounts Date and its audited profit and loss account in respect of the accounting reference period ended on the Accounts Date; and (b) in relation to each of the US Companies and the Canadian Company its balance sheet as at the Accounts Date and its profit and loss account in respect of the accounting reference period ended on the Accounts Date as adopted and used for the purposes of consolidation into the statutory accounts of the Premier Farnell Group in agreed terms;

"COMPANY PURCHASER" means, in relation to any Company, the member of the Arrow Group set out in column (3) of Schedule 2 which is to purchase the Shares of that Company;

"COMPANY VENDOR" means, in relation to any Company, the member of the Premier Farnell Group specified in column (2) in Schedule 2 which is to sell the Shares of that Company;

"COMPETENT AUTHORITY" means any local or national agency, authority, court, department, Inspectorate, minister, ministry, official or public or statutory person (whether autonomous or not) of any government of any country (or any supra-national authority, agency or court) having jurisdiction over this Agreement or the parties;

"COMPLETION" means completion of this Agreement in accordance with clause 12;

"COMPLETION DATE" means the date on which Completion takes place;



                                       3



"CONSOLIDATION ADJUSTMENT" means the difference between the consolidated figure in the Consolidated Net Operating Asset Statement and the sterling equivalent at the rate on the Transfer Date of the aggregate Local GAAP Net Operating Asset Values;

"CONSOLIDATED NET OPERATING ASSET STATEMENT" being a statement of the aggregate of all the Local Net Operating Asset Values shown in the Local Net Operating Asset Statements as consolidated and expressed in sterling in accordance with clause 6.1;

"CONTINENTAL EUROPE" means Austria Belgium, Denmark, Finland, France, Germany, Italy, the Netherlands, Norway, Sweden and Switzerland;

"CONTRACTS" means all contracts and engagements to which any of the Business Vendors is a party which relate to the Business carried on by the relevant Business Vendor prior to Completion which at Completion remain uncompleted or unperformed (in whole or in part) but excluding:

(a) any leases or licence agreements for any of the Properties; and

(b) employment agreements with Employees;

"DANISH COMPANY" means Farnell Danmark AS;

"DECEMBER STATEMENTS" means the Local Net Operating Asset Statements, the Consolidated Net Operating Asset Statement and the Local Retained Assets Statements;

"DISCLOSURE LETTER" means the letter in the agreed terms from Premier Farnell to Arrow delivered immediately prior to the execution of this Agreement;

"DOLLARS" or "$" means US dollars;

"EMPLOYEES" means all the employees of each Company and all employees exclusively or mainly engaged in each Business;

"ENVIRONMENT" means the natural environment including but not limited to all or any of the following media, namely air, water and land, including air within buildings and air within other natural or man-made structures above or below ground and subsurface soil and water;

"ENVIRONMENTAL LAW" means all laws, regulations, directives, statutes, subordinate legislation, common law, ordinances and other national and local laws, all judgments, orders, instructions or awards of any court or competent authority and all codes of practice and guidance notes which relate to the Environment;

"EXCLUDED INTELLECTUAL PROPERTY RIGHTS" means those Intellectual Property Rights set out in Part I of Schedule 10;

"EXCLUDED LIABILITIES" means:

(a)      external loans from third parties;

(b)      any sums due to a Taxation authority;


                                       4



(c) any other sums due to any member of the Retained Premier Farnell Group other than those which arose in the ordinary course of trade;

(d) any liability or obligations against which Premier Farnell is to indemnify Arrow pursuant to clause 16; and

(e) any liability arising out of the dispute in Denmark with DME as more fully set forth in the Disclosure Letter,

"FARNELL VOLUME BUSINESS" means the volume electronic component distribution business carried on by the Companies and each of the Business Vendors (insofar as the business of that Business Vendor is carried on under one of the trading names (as appropriate) set out in column (1) of Schedule 3;

"FARNELL VOLUME BUSINESS ACCOUNTS" means the pro forma consolidated balance sheet of the Farnell Volume Business as at the Accounts Date and the pro forma consolidated profit and loss account of the Farnell Volume Business in respect of the accounting reference period ended on the Accounts Date, in each case in the agreed terms;

"FARNELL VOLUME BUSINESS CONFIDENTIAL INFORMATION" means all confidential information and trade secrets relating mainly to the Farnell Volume Business (or any part of it) or of any person having dealings with the Farnell Volume Business or any part of it, including:

(a) its business methods, corporate plans, management systems and new business opportunities or development projects, current trading performance and future business strategy;

(b) all financial, marketing and technical information, ideas, concepts, technology, processes and knowledge; and

(c) all lists or details of customers, suppliers, prices, discounts, margins, information relating to research and development;

and any information derived from any of them and subsisting at Completion but excluding any such information which is in the public domain other than by reason of any breach of any confidentiality undertaking in relation to the Farnell Volume Business or any part of it by any party bound thereby or of any obligations under this Agreement;

"FARNELL VOLUME BUSINESS INTERIM ACCOUNTS" means the pro forma consolidated balance sheet of the Farnell Volume Business as at the Interim Accounts Date and the pro forma consolidated profit and loss account of the Farnell Volume Business in respect of the period from the Accounts Date to the Interim Accounts Date, in each case in the agreed terms;

"FOREIGN A LIST PROPERTIES" means the properties, brief particulars of which are set out in Part III of Schedule 6

"FOREIGN B LIST PROPERTIES" means the properties brief particulars of which are set out in Part IV of Schedule 6;

                                       5



"FRENCH BUSINESS" means that part of the Farnell Volume Business carried on by the French Business Vendor;

"FRENCH BUSINESS PURCHASER" means Arrow Electronique S.A.;

"FRENCH BUSINESS VENDOR" means Farnell (France) S.A.R.L.;

"GERMAN COMPANY" means Farnell Electronic Services GmbH, a company incorporated under the laws of Germany;

"GOODWILL" means the goodwill of any of the Business Vendors at Completion relating primarily to the Business carried on by it with the exclusive right insofar as any Business Vendor can grant it for the relevant Business Purchaser to represent itself as carrying on the relevant Business in succession to the Business Vendor from Completion;

"INDEMNITIES" means the indemnities contained in clause 16 of this Agreement;

"INTELLECTUAL PROPERTY RIGHTS" means all inventions, patents, registered designs, design rights and copyrights, know-how and trademarks (whether registered or not) and the goodwill therein and applications for any of the same and all rights of a similar nature throughout the world, including, without limitation, those referred to in Schedule 5;

"INTERIM ACCOUNTS DATE" means 28 July 1996;

"IRISH SCHEME" means The Farnell (Republic of Ireland) Staff Benefits Plan established by a deed dated 22 December 1992;

"ITALIAN COMPANY" means Farnell SpA;

"KEY WAREHOUSE" means any one of the A List Properties (other than the property in Finland);

"LOAN(S)" means the balances (other than trading balances) together with interest due to or from Companies to or from members of the Premier Farnell Group but excluding balances between Companies;

"LOCAL COMPLETION STATEMENTS" means in relation to each Company, a statement setting out in the local currency as at the Completion Date the following:

- the amount of any net movement in the amount of any Loan to or from that Company for the period 28 December 1996 to the Completion Date (inclusive) in the ordinary course of business of the Company;

- the amount of any net movement in any Cash for the period 28 December 1996 to the Completion Date (inclusive) outside the ordinary course of business of the Company net of tax on such outside the ordinary course activities;

- in the case of each of the Canadian Company, the Italian Company and the UK Company, an amount of interest (calculated at a rate of seven per cent per annum) on the amounts due to Premier Farnell from the Canadian Company,

                                       6




         the Italian Company and the UK Company in each case for the period 28 December 1996 to the Completion Date (inclusive);

-        the aggregate of the above ("THE LOCAL COMPLETION VALUE")

For the purposes of this definition any movement in the amounts referred to above shall be regarded as within the ordinary course of business if it results from a transaction involving any of the categories of assets or liabilities set out in the Local Net Operating Asset Statements;

"LOCAL GAAP NET OPERATING ASSET STATEMENT" means in relation to each Company and Business, the Local Net Operating Asset Statement adjusted for any differences in order to comply with the generally accepted accounting practices in the place of incorporation of the Company or Business Vendor instead of those in the UK and which would have led to an aggregate difference of (pound sterling) 912,000 between the consolidated figure in the Consolidated Net Operating Asset Statement and the aggregate of the Local GAAP Net Operating Asset Value as at 28 January 1996;

"LOCAL GAAP NET OPERATING ASSET VALUE" has the same meaning as Local Net Operating Asset Value save that the calculation shall be made by reference to the Local GAAP Net Operating Asset Statement rather than the Local Net Operating Asset Statement;

"LOCAL NET OPERATING ASSET STATEMENTS" means in relation to each Company and Business, a statement derived from the Transfer Accounts setting out in the relevant local currency as at the Transfer Date the following:

-        Tangible fixed assets

-        Inventory

-        Trade debtors (including inter-company trade balances)

-        Other debtors and prepayments

-        Trade creditors (including inter-company trade balances)

-        Other taxes

-        Other creditors and accruals

-        Corporate taxes

-        Provisions

-        External Italian debt in respect of trade receivables

- loans between the Companies other than trade debtors and creditors between those Companies

-        The net aggregate of the above ("THE LOCAL NET OPERATING ASSET VALUE")

For the avoidance of doubt none of the assets and their associated liabilities relating to the business to be transferred pursuant to the Swedish Agreement or relating to Farnell

                                       7



Components Inc. to be transferred to a member of the Retained Premier Farnell Group prior to Completion shall be included in this statement;

"LOCAL RETAINED ASSET STATEMENTS" being in relation to each Company and Business, a statement derived from the Transfer Accounts setting out, in the relevant local currency as at 27 December 1996, the Local Retained Asset Values;

"LOCAL RETAINED ASSET VALUE" means:

in relation to each Company:

-        the net balance of the following categories of assets and liabilities:
         bank overdraft and other external borrowings other than trade debts and the debts incurred by the Italian Company in the ordinary course in respect of the financing of its trade receivables; cash at bank and on hand and short term deposits ("CASH") and, for the avoidance of doubt, excluding any amount included in the Local Net Operating Asset Statement for such Company;

in relation to each Business, the net aggregate of:

- any liabilities relating to the Business which are not acquired or assumed by the relevant Business Purchaser but which are included in the Local Net Operating Asset Statement; and

- any assets relating to the Business which are not acquired or assumed by the relevant Business Purchaser but which are included in the Local Net Operating Asset Statement;

and for the avoidance of doubt, for the purposes of clause 5.4, the net aggregate referred to above shall be deemed positive to the extent that liabilities referred to in this definition (in respect of a Business) exceed assets in this definition.

"LOSSES" means all losses, damages, compensation, liabilities, costs (including, without limitation, reasonable legal costs), charges and expenses, actions, suits, proceedings, claims, demands, judgments, assessments and awards;

"MANAGEMENT ACCOUNTS" means the cumulative management accounts for the ten month period from the Accounts Date to the end of November 1996 in the agreed terms;

"MOVEABLE ASSETS" means the loose or severable plant and equipment, motor vehicles, office equipment and other tangible assets (but excluding the Properties and any fixtures forming part of any of the Properties) owned by the Business Vendor at Completion and used primarily in the Business carried on by the relevant Business Vendor;

"MULTICOMP/MULTICOMPONENT AGREEMENT" means the agreement in the agreed terms between Premier Farnell and Arrow;

"NORTH AMERICA" means Canada and the United States of America;

"OVERSEAS PENSION ARRANGEMENTS" means those arrangements for retirement, disability and other benefits detailed more specifically in the Towers Perrin Report;

                                       8



"PERMIT" means any licence, consent, authorisation, certification or permit required under Environmental Law;

"PLANNING ACTS" means the Town and Country Planning Acts or any other enactment for the time being in force in any relevant jurisdiction relating to the use, development and enjoyment of land and buildings;

"PREMIER FARNELL CONFIDENTIAL INFORMATION" means all confidential information and trade secrets relating mainly to the business of the Retained Premier Farnell Group (or any part of it) or of any person having dealings with the business of the Retained Premier Farnell Group or any part of it, including:

(a) its business methods, corporate plans, management systems and new business opportunities or development projects, current trading performance and future business strategy;

(b) all financial, marketing and technical information, ideas, concepts, technology, processes and knowledge; and

(c) all lists or details of customers, suppliers, prices, discounts, margins, information relating to research and development;

and any information derived from any of them and subsisting at Completion but excluding any such information which is in the public domain other than by reason of any breach of any confidentiality undertaking in relation to the business of the Retained Premier Farnell Group or any part of it by any party bound thereby or of any obligations under this Agreement;

"PREMIER FARNELL GROUP" means Premier Farnell, its subsidiaries and subsidiary undertakings from time to time and references to a "MEMBER OF THE PREMIER FARNELL GROUP" shall mean whichever of Premier Farnell or its subsidiaries or subsidiary undertakings may be relevant in the particular context;

"PREMIER FARNELL'S SOLICITORS" means Eversheds of Cloth Hall Court, Infirmary Street, Leeds LSI 2JB;

"PREVIOUS ACCOUNTS" means:

(a) in relation to the Farnell Volume Business, the pro forma consolidated balance sheet of the Farnell Volume Business as at the Previous Accounts Date and the pro forma consolidated profit and loss account of the Farnell Volume Business in respect of the accounting reference period ended on the Previous Accounts Date, in each case in the agreed terms;

(b) in relation to each Company save for each of the US Companies and Canadian Company, its audited balance sheet as at the Previous Accounts Date and its audited profit and loss account in respect of the accounting reference period ended on the Previous Accounts Date;

(c) in relation to each of the US Companies and Canadian Company, its balance sheet as at the Previous Accounts Date and its profit and loss account in respect of the accounting reference period on the Previous Accounts Date;

                                       9



(d) in relation to each Business, the standard accounting forms comprising a balance sheet of that Business as at the Previous Accounts Date and a profit and loss account of that Business in respect of the accounting reference period ended on the Previous Accounts Date, in each case in the agreed terms;

"PREVIOUS ACCOUNTS DATE" means 29 January 1995;

"PROPERTIES" means those properties owned, used or occupied by the Farnell Volume Business, brief particulars of which are set out in Schedule 6;

"PURCHASE PRICE" means the sum of $300,000,000 adjusted and paid in accordance with clauses 5 and 7;

"RECEIVABLES" means the book and other debts owing to any of the Business Vendors which relate primarily to the Business carried on by the relevant Business Vendor (including, without limitation, deposits, trade debts and prepayments) but excluding:

(a)      Cash;

(b)      debts due from any Taxation authority; and

(c) any sums owed by a member of the Retained Premier Farnell Group other than debts which arose in the ordinary course of trade;

"REGIONAL BUSINESS" means the business carried on by the Farnell Volume Business which is supplied primarily from a Key Warehouse taken as a whole;

"REGISTERED TRADE MARKS" means the registered trade marks of which Premier Farnell is the registered proprietor as detailed in Part II of Schedule 10;

"REGULATORY CONSENTS" means the consents in the agreed terms received from:

(a) the Irish Minister for Enterprise and Employment; and

(b) the German Federal Cartel office;

"RETAINED ASSETS" means:

(a)      Cash;

(b)      any debts due from any Taxation Authority;

(c) any sums owed by a member of the Retained Premier Farnell Group other than debts which arose in the ordinary course of trade;

(d)      the Swiss Property;

(e)      the Excluded Intellectual Property Rights;

(f) any assets, rights or properties used primarily in the business carried on by Farnell AG not comprising a Business;

(g) any assets, rights or properties used primarily in the business carried on by Farnell Danmark AS not comprising a Business;


                                       10



(h) the switchboard or any hire agreement, lease or similar arrangement relating to the same used in Farnell AG; and

(i)      Farnell Components Inc.;

"RETAINED PREMIER FARNELL GROUP" means the Premier Farnell Group, excluding the Companies and excluding the Business Vendors (to the extent that the business of such Business Vendor relates to the Farnell Volume Business);

"RTPA" means the Restrictive Trade Practices Acts 1976 and 1977;

"Shares" means, in relation to any Company, the entire issued share capital of that Company, particulars of which are set out in Schedule 1;

"SLOUGH PROPERTIES" means the UK properties brief particulars of which are set out in Part V of Schedule 6;

"STOCK" means the stock-in-trade of any of the Business Vendors at Completion in relation to the Business to be sold by the relevant Business Vendor;

"SWEDISH AGREEMENT" means the agreement in the agreed terms between the Swedish Company and a member of the Retained Premier Farnell Group transferring the Swedish Catalogue Business (to include all employees employed in the Swedish Catalogue Business);

"SWEDISH COMPANY" means Farnell (Sweden) AB;

"SWISS PROPERTY" means the premises at Brandshenkestrasse 178 CH-8027 Zurich;

"TAX DEED" means the deed in the agreed terms to be entered into pursuant to this Agreement at Completion;

"TAX WARRANTIES" means the representations and warranties set out in Part II of
Schedule 4;

"TAXATION" or "TAX" means taxation or tax as defined in the Tax Deed;

"TAXES ACT" means the income and Corporation Taxes Act 1988;

"TCGA" means the Taxation of Chargeable Gains Act 1992,

"THE LONDON STOCK EXCHANGE" means London Stock Exchange Limited;

"TOWERS PERRIN REPORT" means a report prepared by Towers Perrin dated 5 December 1996 titled Premier Farnell plc Electronic Services Division International Benefits Summary;

"TOWN AND COUNTRY PLANNING ACTS" means the Town and Country Planning Act 1990, the Planning (Hazardous Substances) Act 1990, and the Planning and Compensation Act 1991;

"TRADE MARK ASSIGNMENT" means the agreement in the agreed terms between Premier Farnell and Arrow;

                                       11




"TRANSFER ACCOUNTS" MEANS:

(a) the consolidated balance sheet of the Farnell Volume Business and Farnell Holding Inc(excluding Farnell Components Inc) as at the Transfer Date;

(b) in relation to each Company, the balance sheet of that Company as at the Transfer Date; and

(c) in relation to each Business, the balance sheet as at the Transfer Date of the relevant Business Vendor in relation to that Business;

"TRANSFER AGREEMENT" means, in relation to each of the Companies and each of the Businesses, the agreement in the agreed terms to be executed in accordance with this Agreement between a member of the Premier Farnell Group and a member of the Arrow Group to implement the sale and purchase of that Company or Business in accordance with the terms hereof;

"TRANSFER DATE" means the close of business on 27 December, 1996;

"UK A LIST PROPERTY" means the leasehold property known as sites 'A' and 'B' Edinburgh Way, Harlow, Essex brief particulars of which are set out in Part I of
Schedule 6;

"UK B LIST PROPERTIES" means the leasehold properties, brief particulars of which are set out in Part II of Schedule 6;

"UK COMPANY" means Farnell Electronic Services Limited;

"UK GAAP" means generally accepted accounting principles, policies and practices in the United Kingdom including all applicable statements of Standard Accounting Practice, Financial Reporting Standards and pronouncements of the Urgent Issues Task Force;

"UK PROPERTIES" means the UK A List Property and the UK B List Properties;

"UK PURCHASER" means Arrow Electronics UK Holdings Limited;

"UK SCHEME" means The Premier Farnell Group of companies 1978 Retirement and Death Benefit Scheme established by interim trust deed dated 26th January 1972;

"UK SHARES" means the 5,500,002 ordinary shares of (pound sterling)1 each comprising the entire issued share capital of the UK Company;

"UK VENDOR" means Premier Farnell;

"US COMPANIES" means Farnell Electronics Inc and Farnell Holding Inc.;

"VAT" means:

(i)      in the United Kingdom, value added tax; and

(ii)     in any other country, the equivalent tax; and

"WARRANTIES" means the warranties set out in Parts I, II III and IV of Schedule
4;

                                       12



1.2 In this Agreement, words and expressions defined in the Companies Act shall bear the same meaning as in that Act.

1.3      In this Agreement, save where the context otherwise requires:

         1.3.1 a reference to a statute or statutory provision shall include a reference:

                  (A) to that statute or provision as consolidated, modified, re-enacted or replaced by any statute or statutory provision to the extent that such consolidatory, re-enacting or replacing statute or statutory provision is in force prior to the Transfer Date;

                  (B) to any repealed statute or statutory provision which it re-enacts (with or without modification); and

                  (C) any subordinate legislation made under the relevant statute in force prior to the Transfer Date;

         1.3.2 words in the singular shall include the plural, and vice versa;

         1.3.3 the masculine gender shall include the feminine and neuter and vice versa;

         1.3.4 a reference to a person shall include a reference to a firm, a company, an unincorporated association or to a person's executors or administrators;

         1.3.5 a reference to a company shall include a reference to a body corporate or other similar association if incorporated or registered in a jurisdiction other than England and Wales;

         1.3.6 a reference to a clause, sub-clause or a Schedule (other than to a schedule to a statutory provision) shall be a reference to a clause, sub-clause or Schedule (as the case may be) of or to this Agreement;

         1.3.7 if a period of time is specified and dates from a given day or the day of an act or event, it shall be calculated exclusive of that day;

         1.3.8 references to any English legal term for any action, remedy, method or judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall in respect of any jurisdiction other than England and Wales be deemed to include what most nearly approximates in that jurisdiction to the English legal term;

         1.3.9 references to any word or expression defined in any English statute or statutory provision shall in respect of any jurisdiction other than England and Wales be deemed to include what most nearly approximates under applicable legislation in that jurisdiction to the English word or expression;

                                       13



                  1.3.10 a person shall be deemed to be connected with another if that person is connected with another within the meaning of section 839 of the Taxes Act;

                  1.3.11 references to writing shall include any modes of reproducing words in a legible and non-transitory form;

                  1.3.12 a reference to a balance sheet or profit and loss account shall include a reference to any note forming part of it;

                  1.3.13 where any of the Warranties is qualified by the expression "to the best of the knowledge, information and belief of Premier Farnell" or "as far as Premier Farnell is aware" or any similar expression, that Warranty shall mean:

                           (i) the knowledge of the country managers listed in Schedule 8; and

                           (ii) the knowledge of Mr. H. Poulson, Mr. I Andrews, Mr. A Fisher (who shall have enquired carefully as to the position with Price Waterhouse), Mr. K. Mullen (who shall have carefully enquired as to the position with Eversheds), Mr. E. Burgess, Mr. V. Baggio, Mr. D. Norton;

                  1.3.14 references to documents "in the agreed terms" shall be to documents agreed between the parties, annexed to this Agreement and initialled for identification by Premier Farnell's Solicitors and Arrow's Solicitors;

                  1.3.15 the headings in this Agreement are for convenience only and shall not affect the interpretation of any provision of this Agreement; and

                  1.3.16 references to this Agreement include this Agreement as amended or supplemented in accordance with its terms.

         1.4 The designations adopted in the recitals and introductory statements preceding this clause apply throughout this Agreement, including the Schedules.

2.       CONDITIONS

         2.1 The provisions of this Agreement, other than this clause, clause 3.3 and clauses 17.2.2 and 18.6 (Confidentiality), 24 (Announcements), 27 (Costs), 30 (Notices) and 31 (Governing
                  Law) are subject to each of the following conditions being satisfied (or waived by written agreement between the parties in accordance with this clause) on or before 30 June 1997:

                  2.1.1 it becoming apparent that no action will be taken by the Italian Competition Authority under Law No. 287/90 to prohibit the proposed acquisition of the Italian Company by the Arrow Group or to order modifications of the same which are not satisfactory to both parties acting reasonably either by receipt of confirmation to that effect in terms satisfactory to both parties acting reasonably or by the expiry of

                                       14




         any periods provided under the said law for the commencement of an investigation of the proposed acquisition;

2.1.2 the Cartel Court of Austria ("the Cartel Court") either (i) having confirmed,on terms satisfactory to both parties acting reasonably, that none of the law office of the Federal Republic of Austria, the Federal Economic Chamber, the Federal Chamber of Labour and the Austrian Chamber of Agriculture have requested a review and investigation of the proposed acquisition of Austrian Company by the Arrow Group; or (ii) where such an investigation has been requested, not having restricted the merger or (iii) where such an investigation has been requested, not having ruled to prohibit the merger within the period of five months provided in S 42b(5) Austrian Cartel Act PROVIDED THAT where such an investigation has been requested and has not been completed and a period of three weeks or more shall have elapsed since the last of the conditions referred to in clauses 2.1.1, 2.1.3 and 2.1.4 was fulfilled or waived by the parties, this clause 2.1.2 shall cease to operate as a condition to this Agreement other than in relation to the sale of the Austrian Company and the relative Transfer Agreement and the parties will use their reasonable endeavours to agree how best to deal with the Austrian Company to their mutual satisfaction, regard being had to any remaining regulatory constraints;

2.1.3 the Swedish Competition Authority having confirmed, on terms satisfactory to both parties acting reasonably, that no investigation under Section 38 of the Swedish Competition Act has been initiated with respect to the proposed acquisition of the Swedish Company by the Arrow Group;

2.1.4 Farnell (France) S.A.R.L. having initiated consultations with the appropriate bodies representing the employees of the Farnell Volume Business in France (the "FRENCH EMPLOYEE REPRESENTATIVES") in accordance with Article 432-1 of the French Labour Code and the French Employee Representatives giving an opinion in accordance with the French Labour Code;

2.1.5 no improper conduct by any of the Companies or Business Vendors having occurred constituting fraud in connection with transactions with a supplier of inventory to, or customer of, the Farnell Volume Business which would have a material adverse effect on any Regional Business;

2.1.6 no violations of law by any of the Companies or Business Vendors having occurred which would have a material adverse effect on any Regional Business;

2.1.7 no occurrence of substantial loss or destruction having occurred, not being covered by insurance or reimbursed by Premier Farnell, to a Key Warehouse or the inventory contained therein;

2.1.8 the Regulatory Consents not being withdrawn or varied (such variation being, in the reasonable opinion of either party, material);

                                       15



         2.1.9 no governmental or regulatory body or court of competent jurisdiction restraining or preventing Completion or completion of any of the Transfer Agreements or otherwise limiting, preventing or restricting the implementation in any material respect (except as provided in clause 2.1.2) by the Arrow Group of the purchase of the Farnell Volume Business;

         2.1.10 no claim having been made against or paid by any Company or any Business Vendor under any guarantee by a Company or a Business Vendor of the obligations of any member of the Retained Premier Farnell Group which has not been satisfied or reimbursed by a member of the Retained Premier Farnell Group;

         and, if each of those conditions has not been satisfied, or waived by written agreement between the parties on or before 30 June 1997, the provisions of this Agreement (other than clauses 24 (Announcements), 27 (Costs), 30 (Notices), 31 (Governing Law) and 17.2.2 and 18.6 (Confidentiality)) shall from such date have no effect and neither party shall have any liability under them (without prejudice to the rights of either party in respect of antecedent breaches).

2.2 Arrow and Premier Farnell shall use their respective reasonable endeavours to procure that the conditions in clauses 2.1.1 to 2.1.4 inclusive are satisfied by not later than 30 June 1997. Neither party is entitled to withdraw from this Agreement before 30 June 1997 unless it becomes evident that any of the conditions in clauses 2.1.1 to 2.1.4 has become incapable of satisfaction and both parties, acting reasonably, agree in writing that this Agreement should be of no further effect.

2.3 If the conditions contained in sub-clauses 2.1.1. to 2.1.3 have been satisfied and both parties reasonably agree that the condition set out in sub-clause 2.1.4 is unlikely to be satisfied within a short period following the satisfaction of the latest in time to be satisfied of conditions 2.1.1 to 2.1.3, both parties may agree that sub-clause 2.1.4 shall cease to operate as a condition and to use their reasonable endeavours to agree a proposal for implementing the terms of this Agreement save in respect of the sale of the French Business.

2.4 Without limiting the foregoing, it is agreed that all requests and enquiries from any government, governmental, supranational or trade agency or regulatory body or any trade union or works council shall be dealt with by Premier Farnell and Arrow in consultation with each other and Premier Farnell and Arrow shall promptly co-operate with and provide all necessary information and assistance reasonably required by such government, agency, body, trade union or works council upon being requested to do so by the other.

2.5 If either Arrow or Premier Farnell fails to comply with the provisions of clause 2.2, without affecting any other rights or remedies that either party may have, Arrow and Premier Farnell each acknowledge and agree that damages would not be an adequate remedy for breach of such obligation and the party not in

                                       16




                  default shall be entitled to the remedy of specific performance or other equitable relief for any threatened or actual breach of such obligation.

         2.6 Each party acknowledges that it is of fundamental importance to the other that, once this Agreement is announced, Completion is effected subject always to the fulfilment, satisfaction or waiver of the conditions set out in clauses 2 and 12.2. Accordingly, each party hereby waives any rights of rescission which may be available to it (save such as may arise in respect of fraud).

         2.7 Each party agrees that, if either party fails to complete the Agreement in circumstances where the conditions in clauses 2 and 12.2 have been fulfilled, satisfied or waived and the other party has taken all steps as are required of it to effect Completion, damages will be an inadequate remedy for such other party and that the other party should be entitled to equitable relief including specific performance to the maximum extent available. Nothing contained in this clause shall be construed as preventing either party Mom pursuing any other remedies available to it for failure by the other party to effect Completion in accordance with the provisions of this Agreement.

 3.      SALE AND PURCHASE OF FARNELL VOLUME BUSINESS

         3.1 Premier Farnell shall sell or procure the sale of the Farnell Volume Business (including all of the Shares (excluding the Shares in Farnell Electronics Inc.) and each of the Businesses and their respective Business Assets) with full title guarantee (save, in respect of the Business Assets only, as expressly provided in this Agreement or any of the documents in the agreed terms) and assign or novate the Loans or procure them to be assigned or novated as appropriate and Arrow shall procure the purchase, assignment or novation of the same, in accordance with this Agreement and by the execution and performance of each of the Transfer Agreements.

         3.2 In relation to Contracts, the expression "full title guarantee" in clause 3.1 shall not imply that Premier Farnell or the relevant Business Vendor has the right to assign or sell any Contract without the consent of the other party to any Contract nor that Premier Farnell or the Business Vendor has obtained any such consent which is required for such assignment or sale.

         3.3 As soon as practicable following the satisfaction or waiver of each of the conditions set out in clauses 2.1.1 to 2.1.4 inclusive and in any event within three Business Days after the date on which the last in time to be satisfied or waived of those conditions is satisfied or waived (as the case may be), Premier Farnell shall procure the execution and completion by the Company Vendors and the Business Vendors of (or itself execute and complete), and Arrow shall procure the execution and completion by the Company Purchasers and Business Purchasers of (or itself execute and complete), the Transfer Agreements on terms that the execution and completion of each of the Transfer Agreements shall be subject to and effective from the completion of the provisions of clause 12 of this Agreement in accordance with its terms.

         3.4      Time shall be of the essence for the purposes of clause 3.3.


                                       17



         3.5 Subject to the proviso to clause 2.1.2, neither party shall be obliged to procure completion of the sale and purchase of the Farnell Volume Business unless the other procures completion of or completes the sale and purchase (as appropriate) of all of the Farnell Volume Business in accordance with this Agreement and each of the Transfer Agreements.

         3.6 Neither party shall be permitted to delay Completion if the only reason that Completion cannot occur is because a member of such party's Group shall not have executed or completed a Transfer Agreement when it was obliged to do so.

         3.7 In relation to a sale of Shares or a Business, each of Premier Farnell and Arrow acknowledge and agree that the other may, as far as the other deems necessary, assign any of its rights under this Agreement (but excluding the rights contained in sub-clause 17.12) or the Transfer Agreements or any of the documents in the agreed terms to any member of the Retained Premier Farnell Group or the Arrow Group (as the case may be) on condition that the assignee shall agree to reassign those rights to another member of the Retained Premier Farnell Group or Arrow Group (as the case may be) if at any time it ceases to be, or it is proposed that it should cease to be, a member of the Retained Premier Farnell Group or Arrow Group (as the case may be).

         3.8 Arrow undertakes to Premier Farnell (for itself and as trustee for each of the Business Vendors) that it shall, or shall procure that a Business Purchaser shall:

                  3.8.1 be responsible for and promptly pay, satisfy, discharge and perform all the Assumed Liabilities as they fall due; and

                  3.8.2 indemnify and keep fully and effectively indemnified each Business Vendor from and against all Losses which any Business Vendor may suffer or incur as a result of the failure by Arrow or the relevant Business Purchaser to be responsible for or to promptly pay, satisfy, discharge or perform any of the Assumed Liabilities.

 4.      SALE AND PURCHASE OF UK SHARES

         4.1 Premier Farnell shall procure that the UK Shares shall be sold free from any option, charge, claim, equity, lien, rights of pre-emption or any other third party rights and together with all rights attached to them at the date of this Agreement or subsequently becoming attached to them.

         4.2 Premier Farnell hereby waives and agrees to waive or to procure the waiver of any restrictions on transfer (including pre-emption rights) which may exist in relation to the UK Shares under the articles of association or other constitutional documents of the UK Company (or otherwise).

         4.3 Neither party shall be obliged to procure completion of the sale or purchase of any UK Shares unless the other party completes, or procures completion of, simultaneously the sale and purchase (as appropriate) of all of the UK Shares, but completion of the sale or purchase of some of the UK Shares will not


                                       18



                  affect the rights of the parties with respect to the sale and purchase of the other UK Shares.

5.       CALCULATION OF THE PURCHASE PRICE

         5.1 The total consideration for the sale of the Farnell Volume Business shall be US$300,000,000 as adjusted in accordance with the three adjustments set out in this clause 5. This US$300,000,000 amount shall be called "the Basic Purchase Price" and shall be paid in accordance with clause 7.

         5.2 In order to make the required adjustments to the Basic Purchase Price, the December Statements and the Local Completion Statements shall be prepared in accordance with clause 6.

         5.3 The first adjustment to the Basic Purchase Price shall be made by reference to the Consolidated Net Operating Asset Statement. To the extent the total figure in the Consolidated Net Operating Asset Statement is more than (pound sterling)80,700,000, the Basic Purchase Price shall be increased by that amount. To the extent the total figure in the Consolidated Net Operating Asset Statement is less than (pound)80,700,000, the Basic Purchase Price shall be decreased by that amount. This amount shall be called the "Net Asset Adjustment" and shall be paid in accordance with clause 7.

         5.4 The second adjustment to the Basic Purchase Price shall be made by reference to the Local Retained Asset Statements. Each Local Retained Asset Value as shown in the Local Retained Asset Statement shall be converted into sterling in accordance with clause 6.1 and the various sterling amounts for all the Companies and Businesses shall be aggregated. If this aggregate amount is positive, the Basic Purchase Price shall be increased by that amount. If this amount is negative, the Basic Purchase Price shall be decreased by that amount. This amount shall be called the "Retained Asset Adjustment" and shall be paid in accordance with clause 7.

         5.5 The third adjustment to the Basic Purchase Price shall be made as follows:

                           Each Local Completion Value as shown in the Local Completion Statement shall be converted into sterling in accordance with clause 6.1 and the various sterling amounts for all the Companies and Businesses shall be aggregated. If this aggregate amount is positive, the Basic Purchase Price shall be increased by that amount. If this amount is negative, the Basic Purchase Price shall be decreased by that amount. This amount shall be called the "Completion Adjustment" and shall be paid in accordance with clause 7.

         5.6 The total consideration shall be allocated between the various Companies, Businesses and Loans in accordance with clause 8.

6.       TRANSFER ACCOUNTS AND DECEMBER STATEMENTS

         6.1 Within 20 Business Days of the Transfer Date Premier Farnell shall prepare and deliver the Transfer Accounts and the December Statements to Price Waterhouse. Arrow shall give and shall procure that each Company and each

                                       19



                  Business Purchaser gives Premier Farnell such information and assistance as Premier Farnell reasonably requires for the purpose of preparing the Transfer Accounts and December Statements. The Transfer Accounts shall be prepared in sterling under the historical cost convention in compliance with the requirements of the Companies Act in relation to the preparation of audited financial statements (save for the requirement for an audit report) and in accordance with UK GAAP, adopting and consistently applying the accounting principles, policies and practices used by Premier Farnell in the preparation of the Farnell Volume Business Accounts, in order to present fairly the financial position of the Farnell Volume Business at the Transfer Date. The Transfer Accounts shall be prepared on the same basis as that on which they would have been prepared had the Farnell Volume Business remained within the ownership of the Premier Farnell Group. The parties agree that the exchange rate to be applied in translating into sterling:

                  6.1.1 the Transfer Accounts and the December Statements; and

                  6.1.2 the Local Completion Statements;

                  shall be the closing mid point exchange rate for the Transfer Date and the Business Day before the Completion Date respectively rounded to two decimal places as quoted in The Financial Times.

        6.2 Premier Farnell shall instruct Price Waterhouse to undertake a review and audit in accordance with UK generally accepted auditing standards of the December Statements and to make such adjustments thereto as may be necessary to ensure that they comply with the requirements of clause 6.1. The instructions to Price Waterhouse shall be on the terms that it shall afford to Ernst & Young the opportunity to review the process and procedures (including attendance at any stock-take or discussion on the need for or level of any provisions or exceptional charges in relation to any asset or liability) and to examine all audit working papers involved in Price Waterhouse's review of the December Statements. Following Completion Arrow shall give and shall procure that each Company and each Business Purchaser gives Price Waterhouse such information and assistance as Price Waterhouse reasonably requires for the purpose of reviewing the December Statements. Price Waterhouse shall deliver the December Statements (both as so reviewed and adjusted) accompanied by a certificate from Price Waterhouse confirming that the December Statements have been prepared on the basis required by clause 6.1 to Premier Farnell, Arrow and Ernst & Young as soon as reasonably practicable and in any event within 20 Business Days after Completion.

         6.3 Arrow and Ernst & Young shall be entitled to review the documents referred to in clause 6.2 and to discuss with Premier Farnell and Price Waterhouse any matters arising therefrom. Premier Farnell shall give and shall procure that (following the Transfer Date) each member of the Premier Farnell Group gives Arrow and Ernst & Young such information and assistance (including access to former auditors of the Farnell Volume Business) as either Arrow or Ernst & Young reasonably require. Arrow shall notify Premier Farnell within 20 Business Days after receipt of the documents referred to in clause 6.2 whether


                                       20




         it accepts that the December Statements (both as reviewed and adjusted) have been prepared in compliance with the requirements of this Agreement and, if it does not, such notification be accompanied by a letter from Arrow or Ernst & Young giving detailed reasoning in writing for any non-acceptance. In the case of non-acceptance, the parties shall (in conjunction with their respective accountants) meet and discuss the objections in order to seek to reach agreement upon such adjustments (if any) to the December Statements as are acceptable to Premier Farnell and Arrow. If Arrow does not notify Premier Farnell within the said 20 Business Days, Arrow shall be deemed to have accepted the December Statements delivered to it as the December Statements.

 6.4 If there is no such dispute, or such dispute is so resolved or settled, Premier Farnell shall procure that Price Waterhouse issues the December Statements (which shall be in the form of the draft delivered to Arrow with such changes (if any) as reflect the resolution or settlement of such dispute).

 6.5 If Premier Farnell and Arrow are unable to resolve all such differences of views within 20 Business Days following the notification of objections by Arrow, the matters in dispute shall be referred on the application of either Arrow or Premier Farnell to an independent firm of internationally recognised chartered accountants in London to be appointed by (in default of nomination by agreement between Arrow and Premier Farnell) the President for the time being of the Institute of Chartered Accountants in England and Wales for resolution. In giving its decision, the firm so appointed shall state what further adjustments (if any) are necessary to the December Statements in order for them to have been prepared in accordance with this Agreement. Any such decision shall be final and binding on all concerned and shall be given by them as experts and not as arbitrators. Such independent firm of accountants shall be entitled, in rendering its decision, to take into account only such evidence and information as the parties shall have put forward to it.

 6.6 Arrow and Premier Farnell shall give and shall procure that each member of the Arrow Group and the Premier Farnell Group respectively gives such information and assistance as the expert reasonably requires for the purpose of resolving or settling any dispute relating to the December Statements in accordance with this clause 6.

 6.7 Within 20 Business Days of Completion Premier Farnell shall prepare and deliver to Price Waterhouse the Local Completion Statements. Arrow shall give or procure that each Business Purchaser shall give Premier Farnell such information and assistance as Premier Farnell reasonably requires for the purpose of preparing the Local Completion Statements. Price Waterhouse shall review the Local Completion Statements and subject to making any appropriate amendment thereto certify in writing that the statements are complete and correctly extracted. The provisions of clauses 6.3 to 6.6 shall apply to the Local Completion Statements, mutatis mutandis.

 6.8 The costs of Price Waterhouse pursuant to the provisions of this clause shall be borne by Premier Farnell. The costs of Ernst & Young pursuant to the


                                       21



                  provisions of this clause shall be borne by Arrow. The costs of the independent accountants (if applicable) shall be borne equally by Arrow and Premier Farnell.

 7.      PAYMENT OF THE PURCHASE PRICE

         7.1 On Completion, subject to clause 7.2, Arrow shall pay to Premier Farnell the Basic Purchase Price (being $300,000,000).

                  7.2.1 If available on or before Completion, Farnell Holding BV shall deliver to Arrow a certificate issued by the Minister of National Revenue of Canada pursuant to subsection 116(2) of the income Tax Act (Canada) (a "Section 116 Certificate") in respect of the disposition by Farnell Holding BV of the entire issued share capital of Farnell (Canada) Limited ("THE CANADIAN SHARES"). The Section 116 Certificate shall specify as a "certificate limit" an amount no less than the estimated purchase price for the Canadian Shares, being Canadian dollars 22,000,000 (the "estimated purchase price for the Canadian Shares").

                  7.2.2 in the event that the Section 116 Certificate has not been delivered to Arrow on or before Completion
                           Arrow shall withhold from the Basic Purchase Price an amount equal to 33-1/3% of the estimated purchase price for the Canadian Shares (the "WITHHELD AMOUNT"). The Withheld Amount shall be deposited by Arrow in an interest bearing account at a bank located in a jurisdiction acceptable to the Canadian authorities. The Withheld Amount shall be remitted to the Receiver General of Canada on the date (the "REMITTANCE DATE") which is 30 days after the end of the month in which Arrow acquired the Canadian Shares. All interest received by Arrow on the Withheld Amount shall be for the account of Farnell Holding BV and the full amount of such interest shall be paid to Farnell Holding BV on the Remittance Date.

                  7.2.3 Notwithstanding the foregoing, if Farnell Holding BV delivers a Section 116 Certificate to Arrow at any time after Completion and prior to the Remittance Date, Arrow shall pay to Farnell Holding BV an amount equal to the amount, if any, by which:

                           (A)      the aggregate of:

                                    (1)      the Withheld Amount; and

                                    (2)      the amount of interest received by
                                             Arrow on the Withheld Amount
                           exceeds

                           (B) 33 1/3% of the amount, if any, by which the estimated purchase price for the Canadian Shares (as adjusted in accordance with the terms of this Agreement) exceeds the "certificate limit" specified in the Section 116 Certificate;

                                       22



                  provided however, that the amount, if any, resulting from the calculation required by 7.2.3(B) above shall be remitted by Arrow to the Receiver General of Canada on the Remittance Date.

         7.3 Upon the agreement of the relevant calculations, the Net Asset Adjustment, the Retained Asset Adjustment and the Completion Adjustment shall be aggregated to calculate the "Purchase Price Adjustment" (an amount which will be in sterling). If the Purchase Price Adjustment is a positive amount, Arrow shall pay the amount of the Purchase Price Adjustment to Premier Farnell. If the Purchase Price Adjustment is a negative amount, Premier Farnell shall pay the amount of the Purchase Price Adjustment to Arrow.

         7.4 Payments in accordance with this clause shall be made by CHAPS automated transfer to an account in the United Kingdom of a clearing bank in the United Kingdom of Premier Farnell or Arrow (as the case may be) previously nominated in writing by it to the other. Receipt in that account of the amount shall be a valid discharge of the paying party to the other.

         7.5 Interest shall be payable at the Bank Base Rate of Barclays Bank plc in respect of the Purchase Price Adjustment from the Completion Date to the date of payment of the Purchase Price Adjustment inclusive.

         7.6 Payments made in accordance with this clause shall be made on behalf of the relevant Company Purchaser, Business Purchaser and Loan Assignees, Business Vendors, Company Vendors and Loan Assignors respectively.

         7.7 For the purposes of calculating the payment to be made pursuant to clause 7.3, in the event that, at the time such payment is due to be made, the amount of tax payable in respect of a net movement in Cash outside the ordinary course of business pursuant to the Completion Adjustment is not yet known, the Completion Adjustment shall be calculated assuming such tax will be payable in an amount equal to the amount of the tax reserve contained in the Local Completion Statement in respect of such movement in Cash (which reserve shall be calculated in accordance with UK GAAP); and a subsequent payment to reflect any difference between such assumed amount and the amount of tax which is actually paid in respect of such movement in Cash shall be made by the appropriate party at the time such actual tax amount becomes known.

8.       ALLOCATION OF THE PURCHASE PRICE

         8.1 The portion of the Purchase Price allocated to each Business (expressed in the relevant local currency) shall be as follows:

                  Take the relevant local currency value of Goodwill for the Business in accordance with clause 8.3;

                  ADD

                  The relevant Local GAAP Net Operating Asset Value in the relevant local currency as shown in the relevant Local GAAP Net Operating Asset Statement

                                       23



         ADD/DEDUCT

         The relevant Local Retained Asset Value in the relevant local currency as shown in the relevant Local Retained Asset Statement

8.2 The portion of the Purchase Price allocated to each Company shall be as follows:

         Take the relevant local currency value of Goodwill for the Company in accordance with clause 8.3;

         ADD

         The relevant Local GAAP Net Operating Asset Value in the relevant local currency as shown in the relevant Local GAAP Net Operating Asset Statement.

         ADD/DEDUCT

         The relevant Local Retained Asset Value in the relevant local currency as shown in the relevant Local Retained Asset Statement

         ADD/DEDUCT

         The relevant Local Completion Value in the relevant local currency as shown in the relevant Local Completion Statement

         ADD DEDUCT

         In the case of the UK Company only, an amount equal to the difference between the Consolidation Adjustment and (pound sterling)912,000.

         8.2.1 For the purpose of calculating the portion of the Purchase Price allocated to the Shares of a Company there shall be added to the Purchase Price allocated to that Company the amount of Loans due at Completion to the Company (or its subsidiaries) and novated by Premier Farnell or the Premier Farnell Group to the relevant person nominated by Arrow in respect of the Loans.

         8.2.2 Subject to clause 8.2.3, the Purchase Price as adjusted by clause 8.2.1 allocated to a Company, shall first be allocated to the assignment of the Loans due from the Company or its subsidiary to Premier Farnell or the Premier Farnell Group up to its face value and the balance to the Shares (expressed in the relevant local currency).

         8.2.3    In the event that the Purchase Price as adjusted by clause
                  8.2.1 allocated to any Company less the amount allocated to any relevant Loan results in a negative amount, the Purchase Price allocated to the Shares shall be the local equivalent of (pound sterling)1 and the amount allocated to the relevant Loan shall be reduced accordingly.

         8.2.4 There shall be then allocated to the novation of any Loan due at Completion to the Company (or its subsidiary) the amount of the Loan

                                       24



                  novated by Premier Farnell or the Premier Farnell Group to the relevant person nominated by Arrow in respect of the Loan.

8.3 The value attributable to Goodwill for each Company and Business shall be as follows:



 COMPANY OR                                               LOCAL CURRENCY
 BUSINESS                  (POUND STERLING)'000                '000


 UK                              66,366                       66,366

 Germany                           NIL                          NIL

 Austria                           NIL                          NIL

 Switzerland                       196                          437

 France                           3,921                       34,466

 Belgium                           392                        21,003

 Holland                           490                         1,431

 Italy                             686                       1,754,445

 Canada                           7,646                       17,509

 USA                              3,431                        5,730

 Sweden                           5,490                       62,915

 Finland                          8,529                       66,185

 Denmark                           882                         8,767


 8.4 The Transfer Agreements shall provide for the consideration to be consistent with the mechanism set out under the terms of this clause.

 9.      UNDERTAKINGS

         Premier Farnell shall use its reasonable endeavours:

         9.1 on or before Completion to repay or replace with advances from members of the Retained Premier Farnell Group all external borrowings to which a Company is a party other than trade debts and the debts incurred by the Italian Company in the ordinary course in respect of the financing of its trade receivables and other than overdrafts to fund the working capital requirements of the Farnell Volume Business between the Transfer Date and Completion;

         9.2 on or before the Transfer Date to extract all significant surplus cash of a Company not required to fund medium term ordinary course activities of the Company (other than cash generated in the ordinary course of business);

                                       25



10.      COMPLETION UNDERTAKINGS REGARDING CASH GENERATED IN BUSINESSES

         10.1 Premier Farnell shall procure that there shall be paid to Arrow, and Arrow shall procure that there shall be paid to Premier Farnell, as soon as reasonably practical after Completion, the amount of Cash generated or absorbed (as the case may be) by each Business in the ordinary course of business during the period from the Transfer Date to Completion inclusive as adjusted for any tax assets or liabilities retained by the Business Vendor relating to such ordinary course activities.

         10.2 A single net payment shall be made in sterling, such amount to be calculated by making the above calculation for each Business in the relevant local currency and translating to sterling using the exchange rate on the Business Day before Completion as determined in accordance with clause 6.1.

         103 Interest shall be payable in respect of the amount of the payment due from Completion to the date of payment inclusive in accordance with clause 7.5.

         10.4 Any Cash generated or absorbed shall be regarded as within the ordinary course of business if it results from a transaction involving any of the categories of assets or liabilities set out in the Local Net Operating Asset Statements.

         10.5 The procedure for determining the Completion Adjustment set out in clause 6.7 shall apply for determining the amount of the Cash generated or absorbed as if the provisions thereof were set out herein verbatim save that references to Local Completion Statements shall be replaced by references to statements of Cash generated and absorbed.

         10.6 Each party shall (or shall procure that any member of its Group shall) account to the other (or to the appropriate member of the other's Group) as soon as reasonably practicable in respect of any monies received by it (or by a member of its Group) after Completion which in accordance with the terms of this Agreement belong to the other party (or to a member of the other party's Group).

 11.     PERIOD BETWEEN EXCHANGE AND COMPLETION

         11.1     Pending Completion, Premier Farnell shall procure that:

                  11.1.1 each Company and each Business Vendor (in relation to the Business to be sold by it) continues to carry on business in the normal course so as to maintain the goodwill and reputation of that Company and that Business;

                  11.1.2 Arrow and its advisers are given as soon as reasonably practicable on request access to such facilities and information regarding the Business Assets, liabilities, contracts and affairs of each Company and each Business Vendor (in relation to the Business to be sold by it) as Arrow may reasonably require which shall for the avoidance of doubt include all information, financial or otherwise provided by the operating


                                       26



         management to the board of directors of each Company and Business Vendor (in relation to the Business to be sold by it) including all monthly management accounts, comparative financial data, cashflow information together with any correspondence relating to the termination or threatened termination of any franchise agreements to which any of Premier Farnell, the Business Vendors (in relation to the Business sold by it) or the Companies is a party;

11.1.3 the Deed of Assignment relating to the transfer of the legal and beneficial title to each of the Slough Properties at fair market value together with any associated liabilities from the UK Company to, and assumption by a member of the Retained Premier Farnell Group, is executed and forthwith upon receipt of any required consent completed and that all reasonable efforts are made to obtain such consent prior to Completion and, if such consent is not received prior to Completion, Arrow is indemnified and held harmless against any liability arising in respect of the Slough Properties from the Transfer Date;

11.1.4 the Swedish Agreement is executed and, to the extent reasonably practicable, completed;

11.1.5   the sale of Farnell Components Inc at fair market value is completed;

11.1.6 such officers and representatives of the Arrow Group as Arrow shall request are given access to, and are permitted to operate within the sites at which the Farnell Volume Business operates and that the directors and officers of the Premier Farnell Group, where requested, consult with and have due regard to suggestions and requests of such officers and representatives PROVIDED THAT nothing in this sub-clause shall allow the representatives and officers of Arrow present on such sites to interfere unduly with the running of the Farnell Volume Business;

11.1.7 unless Arrow shall have previously specifically consented thereto in writing (such consent not to be unreasonably withheld or delayed), neither any Company nor any Business Vendor (in relation to any Business to be sold by it) shall:

         (A) create, extend, grant or issue, or agree to create, grant or issue any mortgage, charge, debenture or other security (other than liens arising in the ordinary course of trading); or

         (B) create or issue or agree to create or issue any share or loan capital, or give or agree to give any option in respect of any share or loan capital; or

         (C) pass any resolution by its members in general meeting or make any alteration to its memorandum or articles of association or equivalent constitutional documents, charter or bye-laws; or

                                       27



         (D) declare, make or pay any dividend or other distribution other than a dividend or distribution of any Retained Assets or any proceeds of Retained Assets; or

         (E) pay its creditors otherwise than in the ordinary course or change its policy in relation to the payment of creditors; or


         (F) enter into any contract or commitment which is outside the ordinary course of its business; or

         (G) enter into or terminate any supply agreement or franchise agreement with any supplier relating to any products sold by that Company or Business Vendor to its customers; or

         (H) sell or transfer any of its assets except in the ordinary course of business, or cancel, release or assign any indebtedness owed to it or any claims held by it except in the ordinary course of trade; or

         (I) enter into any agreement, commitment or arrangement to incur any liability for, or make any payment in respect of, any capital expenditure or any other expenditure (in each case, which exceeds (pound)20,000 in respect of any single item of expenditure) other than expenditure of a revenue nature incurred in the ordinary course of business; or

         (J) make any material change to the terms of employment of its employees or the benefits given to its employees (save for arising as a result of salary negotiations in the ordinary course) or in any working practices or collective agreements relating to such practices, or employ or dismiss any employees with, or to have, an annual salary of in excess of (pound)25,000; or

         (K) enter into any additional agreement, commitment or arrangement with any member of the Retained Premier Farnell Group outside of the ordinary course of trading or modify or vary the terms of any existing agreement, commitment or arrangement with any member of the Retained Premier Farnell Group;

11.1.8 in relation to negotiations for changes in salary in the ordinary course of the officers and directors of the Premier Farnell Group consult with representatives of Arrow and have due regard to their reasonable requests;

11.1.9 the Farnell Volume Business will not incur or pay any management fees or other charges to any member of the Retained Premier Farnell Group except to the extent the same are for actual services rendered to such Company or Business and are charged at the same rates and on a consistent basis as prevailed prior to the Transfer Date.


                                       28



         11.2 The parties acknowledge during the period from the Transfer date until Completion (and contingent upon Completion taking place), the profits and losses and the related cash flows of the Farnell Volume Business, including transactions involving any of the categories of assets or liabilities set out in the Local Net Operating Asset Statements, will be for the account of Arrow in accordance with the terms of clauses 5.5 and 10.1.

         11.3 Pending Completion, the parties shall use their reasonable endeavours to procure that the French Employee Representatives are provided with all information required by them in order to complete the consultation procedure in accordance with Article L431-5 of the French Labour Code and to enable the French Employee Representative to give an opinion in accordance with the French Labour Code.

         11.4 Premier Farnell shall, from the Transfer Date until Completion, provide the necessary funds to the Farnell Volume Business as may be needed to enable the Farnell Volume Business to be conducted in the ordinary course, such funds to bear interest at the rate of seven per cent. per annum.

         11.5 No claim shall be made by any member of the Arrow Group that the transfer referred to in clause 11.13 or the sale referred to in clause 11.1.5 was not made at a fair market value other than a claim for any Losses suffered by any member of the Arrow Group as a result of such transfer or sale having been determined in, or in connection with, proceedings in which unlawful financial assistance contrary to section 151 of the Companies Act is alleged, before a court of competent jurisdiction, to have been made at less than fair market value.

 12.     COMPLETION

         12.1 Immediately following the satisfaction or waiver (as the case may be) of each of the conditions set out in clauses 2.1.1 to 2.1.4, Arrow (in the case of clauses 2.1.1 to 2.1.3) and Premier Farnell (in the case of clause 2.1.4) shall give notice in writing of such occurrence to the other and thereafter each of Premier Farnell and Arrow shall comply with clause 3.3 in respect of each of the Transfer Agreements.

         12.2 Completion shall take place at the offices of Arrow's Solicitors on the fourth Business Day, or at such other place or time as the parties shall agree, following the due satisfaction or waiver of the last in time to be satisfied or waived of the conditions specified in clauses 2.1.1 to 2.1.4 provided that none of the events specified within clauses
                  2.1.5 to 2.1.10 has occurred and provided further that, subject to clause 3.6, it shall be a further condition to each party's obligation to proceed to Completion that all of the Transfer Agreements have been duly executed and delivered.

         12.3 At Completion, each of Arrow and Premier Farnell shall or shall procure that the relevant member of the Arrow Group or the Premier Farnell Group (as the case may be) shall execute a Deed of Assignment or Novation in the agreed form in respect of the Loans.

                                       29



12.4     At Completion, Premier Farnell shall procure that:

         12.4.1   there are delivered to the UK Purchaser or Arrow's Solicitors:

         (A) a duly executed transfer to the UK Purchaser or its nominee of the UK Shares, together with definitive share certificates for them or an indemnity in standard form any missing share certificates;

         (B) any power of attorney under which any document to be executed pursuant to this Agreement is executed on behalf of the UK Vendor;

         (C) any waivers, consents or other documents required to vest in the UK Purchaser the full beneficial ownership of the UK Shares and enable the UK Purchaser to procure them to be registered in the name of the UK Purchaser or its nominees;

         (D)      the Tax Deed duly executed by Premier Farnell;

         (E) the certificate of incorporation, common seal, all statutory and minute books (which shall be written up to, but not including, the date of Completion) and share certificate books of the UK Company together with all unused share certificate forms;

         (F) all deeds and documents listed in Part VI of Schedule 6 relating to the title of the UK Company to each of the UK Properties;

         (G) the written resignations of Howard Poulson and Andrew Fisher and any other Premier Farnell nominee directors as directors of the UK Company executed as a deed in the agreed terms and evidence that any loans outstanding to any such directors from any of the Companies or Businesses have been repaid;

         (H) evidence reasonably satisfactory to Arrow that each guarantee given by any Company of any liability of (or otherwise for the benefit of) any member of the Retained Premier Farnell Group will be terminated or released with effect from Completion and each registrable charge to which any of the assets or undertakings of the UK Company or any of its subsidiaries is subject has been released or discharged;

         (I) a power of attorney from the UK Vendor (and the holders of any nominee shares) in the agreed terms relating to the exercise of rights in respect of the UK Shares pending their registration in the name of the UK Purchaser and/or its nominee;

         (J) a notice of resignation of the existing auditors of the UK Company containing a statement that there are no circumstances connected with such resignation which the auditors consider should be brought to the attention of the

                                       30



                           members or creditors of the UK Company, in accordance with section 394 of the Companies Act 1985;

                  (K) if the same have been previously completed, a certified copy of each of the Deeds of Assignment in the agreed terms relating to the Slough Properties, duly executed by the parties thereto;

                  (L) the Trade Mark Assignment and the Multicomp/ Multicomponent Agreement in the agreed terms duly executed by Premier Farnell;

                  (M) except as previously notified to Arrow's solicitors, original trade mark registration certificates for the trade marks which will be assigned pursuant to this Agreement or the Trade Mark Assignment;

         12.4.2 the UK Vendor shall procure that the following business is transacted at meetings of the directors of the UK Company:

                  (A) the directors of the UK Company shall approve the transfers of the UK Shares for registration and the entry of the transferee(s) in the register of members of the UK Company, in each case subject only to the transfers being subsequently presented duly stamped;

                  (B) the situation of the registered office of the UK Company shall be changed to that nominated by the UK Purchaser (if any);

                  (C) all existing mandates for the operation of the bank accounts of the UK Company shall be revoked and new mandates issued giving authority to those persons nominated by Arrow if any are so nominated to Premier Farnell prior to Completion;

                  (D) any person nominated by Arrow for appointment as a director or the secretary of She UK Company shall be so appointed; and

                  (E) Ernst & Young shall be appointed to replace the existing auditors of the UK Company .

12.5     At Completion, Arrow shall procure:

         12.5.1 on behalf of each of the Company Purchasers and Business Purchasers, that She Basic Purchase Price (less any sum required to be withheld pursuant to the provisions of clause 7.2) is paid by CHAPS automated transfer to the account (details of which shall have been previously notified by Premier Farnell to Arrow) of Premier Farnell; and

         12.5.2 the UK Purchaser shall deliver or cause to be delivered to the UK Vendor or Premier Farnell's Solicitors:

                  (A) the Trade Mark Assignment and the Multicomp/ Multicomponent Agreement in the agreed terms duly executed by Arrow; and


                                       31



                           (B)      the Tax Deed duly executed by Arrow.

13.      DEFAULT AT COMPLETION

         13.1 Neither party shall be obliged to complete this Agreement until the other complies fully with the requirements of clauses 3.3 (subject to the provisions of clause 3.6) and clauses 12.4.1(A), (B), (C), (D), (F), (H), (I), (L) and (M),
                  12.4.2 and 12.5 (as appropriate).

         13.2 To the extent that Premier Farnell does not comply fully with the requirements of clause 12.4.1(E), (G), (J), and (K) at Completion, Premier Farnell undertakes to satisfy such requirements as soon as practicable following Completion (and in any event within 5 Business Days of Completion) and undertakes to indemnify Arrow (who holds the benefit of such indemnity for itself and as trustee for each of its subsidiaries from time to time (which for the avoidance of doubt shall include the Companies and the Business Purchasers)) for any and all Losses in connection with failure to satisfy such requirements in accordance with this clause.

 14.     WARRANTIES

         14.1 In relation to the Farnell Volume Business (including each of the Companies and Businesses) Premier Farnell warrants to Arrow (who holds the benefit of such warranties for itself and as trustee for each Company Purchaser and each Business Purchaser) in the terms of the Warranties.

         14.2 Save with the prior written consent of Arrow, Premier Farnell shall not, and shall procure that no Company Vendor or Business Vendor shall (in the event of any claim being made against any of them in connection with the sale of Shares or any Business or Business Assets), make any claim against any Company or any of its subsidiaries or subsidiary undertakings or (save in the ease of fraud or fraudulent misrepresentation) against any director or employee of any Company or any of its subsidiaries or subsidiary undertakings or any director or employee engaged by any Business Vendor as at the date of Completion, on whom Premier Farnell or any Company Vendor or Business Vendor may have relied before agreeing to any term of this Agreement, of the appropriate Transfer Agreement or the content of any of the Warranties or of the Tax Deed or authorizing any statement in the Disclosure Letter.

         14.3 Each of the Warranties shall be construed as a separate warranty and is given subject to the matters which are fairly disclosed in the Disclosure Letter but (save as expressly provided to the contrary) shall not be otherwise limited or restricted by reference to or inference from the terms of any other Warranty or any other term of this Agreement.

         14.4 Premier Farnell shall immediately disclose to Arrow any matter or thing which may arise or become known to it or any other member of the Premier Farnell Group after the date of this Agreement which is inconsistent with any of the Warranties or which might render any of them misleading.


                                       32



         14.5     The Warranties, save for the Warranties referred to in
                  Schedule 9, shall be deemed to be repeated at the Transfer Date and at Completion and any express or implied reference therein to the date of this Agreement shall be replaced by a reference to the Transfer Date or to the date of Completion, as the case may be.

         14.6 Arrow (for itself and on behalf of each Company Purchaser and Business Purchaser) shall be entitled to claim after Completion that any of the Warranties is or was untrue or misleading or has or had been breached even if Arrow or any Company Purchaser or Business Purchaser could have discovered on or before Completion that the Warranty in question was untrue misleading or had been breached and Completion shall not in any way constitute a waiver of any of the rights of Arrow or any Company Purchaser or Business Purchaser.

         14.7 Save as expressly provided to the contrary in this Agreement, the rights and remedies of Arrow and each Company Purchaser and Business Purchaser in respect of a breach of any of the Warranties shall not be affected by Completion, by any investigation made by or on behalf of Arrow or any member of the Arrow Group into the affairs of any Company or any Business (as the case may be), by the giving of any time or other indulgence by Arrow or any Company Purchaser or Business Purchaser to any person, or by any other cause whatsoever except a specific waiver or release by Arrow in writing; and any such waiver or release shall not prejudice or affect any remaining rights or remedies of Arrow or any Company Purchaser or Business Purchaser.

         14.8 Premier Farnell acknowledges and agrees with Arrow that, in relation to any claim made in connection with a breach of any of the Warranties, Arrow may determine at its sole discretion to seek damages calculated on either of the following bases:

                  14.8.1 so as to recover the loss or damage suffered or incurred by the relevant Company Purchaser or Business Purchaser arising from the breach of any of the Warranties; or

                  14.8.2 so as to recover the loss or damage required to put the relevant Company Purchaser or Business Purchaser into the position that it would have been in had the relevant matter been as so warranted.

         14.9 Arrow warrants to Premier Farnell (who holds the benefit of such warranties for itself and as trustee for each Company Vendor and Business Vendor) in terms of the warranties set out in Part V of Schedule 4.

 15.     LIMITATION ON LIABILITY

         15.1 In this clause "RELEVANT CLAIM" means a claim in respect of any of the Warranties save for those set out in paragraphs 1.1, 1.2 and 1.3 of Part III of Schedule 4.

                                       33



15.2 No relevant claim shall be made unless written notice containing specific details of the relevant claim is served on Premier Farnell, in the case of the Commercial Warranties on or before 30 September 1998 and, in the case of the Tax Warranties, on or before 31 March 2003

15.3 The aggregate amount of the liability of Premier Farnell, the Business Vendors and the Company Vendors in respect of all relevant claims (and, except with respect to claims under sub-clause 16.1, claims under clause 16) shall not exceed the Purchase Price

15.4 No liability shall attach to Premier Farnell in respect of a relevant claim unless the aggregate amount of the liability of Premier Farnell in respect of all such relevant claims shall exceed(pound)2,000,000 in which case Premier Farnell shall only be liable for the amount by which such aggregate exceeds(pound)250,000

15.5 Premier Farnell shall not be liable for any relevant claim in respect of an amount less than (pound)10,000.

15.6     Premier Farnell shall not be liable in respect of a relevant claim:

         15.6.1 if it would not have arisen but for anything voluntarily done or knowingly omitted to be done after Completion in the ordinary course of business by Arrow or any member of the Arrow Group;

         15.6.2 to the extent that it arises or is increased as a result only of:

                  (A)      an increase in rates of taxation after the Accounts
                           Date; or

                  (B) the passing of any legislation, or making of any subordinate legislation after the Accounts Date;

         15.6.3 to the extent that it relates to any loss for which any member of the Arrow Group is indemnified by insurance;

         15.6.4   to the extent that it relates to:

                  (A) any matter the subject of a specific or general provision in, or charged to, the Transfer Accounts; or

                  (B) any liability for taxation arising out of the ordinary course of business of a Company after the Accounts Date; or

                  (C) any liability specifically taken account of or provided for in the Consolidated Net Operating Asset Statement.

15.7 In respect of relevant claims which are not Special Claims (as defined in clause 15.8) Arrow shall:

                  (A) seek to recover from any applicable third party sums due from that party by taking such steps as would customarily be taken by Arrow in the ordinary course of business. To the extent that the sums due relate to a matter which could give rise to a relevant claim any amount recovered shall reduce the amount of the relevant claim;

                                       34



         (B) as soon as is reasonably practicable, notify Premier Farnell in writing of any relevant claim and of any claim or matter which gives rise or is likely to give rise to a relevant claim;

         (C) provide to Premier Farnell such information within its possession or control relating to any claim or matter which gives rise or is likely to give rise to a relevant claim as, in its reasonable opinion, is necessary for Premier Farnell to be able to evaluate the relevant claim or matter;

         (D) subject to it being fully indemnified and reasonably secured to the satisfaction of Arrow, take such action as Premier Farnell shall reasonably require to avoid, resist, contest or compromise any claim or matter which gives rise or is likely to give rise to a relevant claim (but for the avoidance of doubt, not entitling Premier Farnell to request that proceedings be brought in the name of itself or any member of the Premier Farnell Group)

         provided that Arrow shall not be obliged to take or procure that any member of the Arrow Group shall take any action if Arrow reasonably considers that such action would be prejudicial to any member of the Arrow Group from time to time or its respective business or goodwill.

15.8 In respect of relevant claims in excess of (pound)50,000 ("SPECIAL CLAIMS") Arrow shall:

                  (A) seek to recover from any applicable third party, including insurers, any sums due from that party by taking such steps as Premier Farnell shall reasonably require. To the extent that the sums due relate to a matter which could give rise to a relevant claim any amount recovered shall reduce the amount of the relevant claim;

                  (B) promptly notify Premier Farnell in writing of any Special Claims and of any claim or matter which gives or is likely to give rise to a Special Claim;

                  (C) provide to Premier Farnell such information within its possession or control relating to any claim or matter which gives or is likely to give rise to a Special Claim; and

                  (D) subject to the right of any insurer to conduct the defence of a claim and subject to it being fully indemnified in respect of the costs arising and in respect of any actual or alleged improper or unlawful conduct of the proceedings relating to such claim and reasonably secured to the satisfaction of Arrow, take such action as Premier Farnell shall reasonably require including the appointment of solicitors nominated by it to avoid, resist, contest or compromise any claim or matter which gives or is likely to give rise to a Special Claim,


                                       35



                           provided that, for the purposes of this clause 15.8, Premier Farnell will not be acting unreasonably if it requires Arrow to take action which Arrow considers would be prejudicial to any member of the Arrow Group from time to time or its respective business or goodwill.

         15.9 Premier Farnell shall have no liability in respect of any relevant claim to the extent that it arises as a result of any change in the accounting policy or practice or in the accounting reference date of any Company or Business after Completion;

         15.10 Payment of any relevant claim shall to the extent of such payment satisfy and preclude any other relevant claim or claim under the indemnities set out in clause 16 and/or the Tax Deed which is capable of being made in respect of the same subject matter (and vice versa).

         15.11 Nothing herein shall in any way diminish the common law duty of Arrow or any Company Purchaser or Business Purchaser to mitigate its loss.

         15.12 Any amount payable by Premier Farnell to Arrow in satisfaction of any relevant claim or any claim under the Indemnities shall be treated as a reduction of the Purchase Price. Such reduction shall be made from the part of the Purchase Price attributable to the part of the Farnell Volume Business to which the relevant claim relates. To the extent the reduction relates to a Business, the reduction shall be made either from the value of goodwill or the net assets dependent upon the subject matter of the relevant claim.

         15.13 Arrow acknowledges and agrees that the Warranties do not apply to:

                  15.13.1 the Properties (save for the Warranties contained in paragraph 9 of Part I of Schedule 4)

                  15.13.2 matters or circumstances relating to the Environment or Environmental Law (save for the Warranties contained in paragraph 15.3 of Part I of Schedule 4).

         15.14 Premier Farnell will not be liable for any relevant claim to the extent that the subject matter of the claim is specifically taken into account in determining any adjustments to the Purchase Price as a result of the application of clauses 5.3 to 5.5 inclusive.

 16.     INDEMNITIES

         16.1 Subject to the provisions of clauses 16.3 to 16.6, Premier Farnell shall indemnify and keep indemnified Arrow and, as separate covenants, each of the Companies, Company Purchasers and Business Purchasers:

                  16.1.1 as to 100% of the Costs of any Remedial Works required during the period beginning on Completion and ending on the fifth anniversary of Completion;

                                       36



         16.1.2 as to 50% of the Costs of any Remedial Works required during the period beginning on the fifth anniversary of Completion and ending on the seventh anniversary of Completion provided that:

         (i) the relevant indemnified person shall take all reasonable steps:

                  (a) to notify Premier Farnell promptly upon receiving actual notice of any circumstances which are likely to lead to a claim under this clause 16.1; and

                  (b) to consult with Premier Farnell with a view to keeping Costs to as low a level as is reasonably possible, consistent with the nature and extent of the Remedial Works; and

                  (c) to consult with Premier Farnell in relation to the commissioning and execution of the Remedial Works; and

         (ii) no such claim shall be brought under this clause 16.1 in respect of any Costs attributable to works undertaken in excess of the requirements of the competent authority; and

         (iii) the person indemnified under this clause 16.1 assigns to Premier Farnell all and any rights it may have against any other person under any law to recover against that person under the "polluter pays" or other principle.

         In this clause 16.1:

         "COSTS" means the costs actually incurred and paid by those indemnified under this clause 16.1;

         "EXCEPTED WORKS" means any works required as a result of any act on the part of Arrow or any member of the Arrow Group following Completion including without limitation a change of use of any of the Properties;

         "REMEDIAL WORKS" means any works other than Excepted Works which any authority charged with the responsibility to enforce Environmental Law requires the persons indemnified under this clause 16.1 to undertake in relation to the Farnell Volume Business to restore the Environment arising from circumstances relating to or arising from hazardous waste, pollution or other environmental harm in existence at the Properties at Completion;

         "REQUIRES" means notifies as a mandatory obligation and "required" and "requirement" have corresponding meanings.

16.2 Subject to the provisions of clauses 16.3 to 16.6, Premier Farnell shall indemnify and keep indemnified Arrow and, as separate covenants, each of the Companies, Company Purchasers and Business Purchasers against all Losses which may be suffered or incurred by Arrow or any of the Companies, Company Purchasers or Business Purchasers:

                                       37



16.2.1   arising in connection with any claims or disputes:

         (A) relating to former employees of the Farnell Volume Business or former employees of any member of the Premier Farnell Group; or

         (B) notified to Premier Farnell or to any Company or Business Vendor prior to Completion relating to the employment on or prior to Completion or the termination or purported termination on or prior Completion of the employment of any Employees of the Farnell Volume Business or employees of any member of the Premier Farnell Group save as a consequence of the transaction contemplated by this Agreement or where Arrow has consented to or required such dismissal;

16.2.2 for a period of three years from the date of Completion as a result of any claim against Arrow or any member of the Arrow Group (including, for the avoidance of doubt, the Companies and the Business Purchasers in relation to the Businesses) arising in connection with death, personal injury, other injury to persons, damage to property, loss of business or profits or other consequential loss or deprivation of rights (whether based on statute, legislation, negligence, breach of warranty, strict liability or any other theory or legal foundation) caused by or resulting from, directly or indirectly, any defect or alleged defect in or with respect to or the lack of or alleged lack of merchantable quality or lack of or alleged lack of fitness for purpose of, any goods distributed or service provided (including value added work in connection with any goods) by any member of the Premier Farnell Group on or prior to Completion provided that neither Arrow nor any member of the Arrow Group shall be entitled to recover under this provision to the extent that such claim can be satisfied by the performance by Arrow or such member of the Arrow Group of the normal Farnell Volume Business contractual product or service warranty;

16.2.3 relating to any reorganisation of the Swedish Company carried out in contemplation of the sale of the Farnell Volume Business by Premier Farnell to Arrow and arising prior to 31st March 2003;

16.2.4 as a result of any liability (arising prior to 31 March 2003) of Arrow or any Company Purchaser or Business Purchaser to reinstate (in relation to structural alteration made prior to Completion only) any Property used by the Farnell Volume Business at Completion (including for the avoidance of doubt properties transferred at Completion) provided that if such structural change was carried out by a third party prior to the occupation of such Property by any member or former member of the Premier Farnell Group, the obligations of Premier Farnell to indemnify hereunder shall be limited to 50% of the amount of such liability;


                                       38



         16.2.5 in respect of rent or insurance premiums not charged or undercharged under the lease of the UK A List Property in respect of any period prior to Completion;

         16.2.6 arising from the fact that the Slough Properties were not transferred with Landlord's prior formal consent from the UK Company at Completion or the Slough Properties were transferred from the UK Company without Landlord's prior formal consent whether before or after Completion;

         16.2.7 arising out of or in connection with the claims made by Connaught Electronics Limited against the UK Company referred to in paragraph 14 on page 37 of the Disclosure Letter.

16.3 Premier Farnell covenants to pay any claims in respect of the entitlement of employees of the French Business relating to periods prior to Completion to a share of profits of the French Business Vendor.

16.4 No claim may be made pursuant to this clause 16 unless the amount being claimed in respect of such claim exceeds (pound)10,000.

16.5 The provisions of clause 15.6.4(A) and (C) and 15.14 shall apply to claims made pursuant to this clause 16.

16.6 In respect of claims under this clause ("INDEMNITY CLAIMS") Arrow shall:

         16.6.1 seek to recover from any applicable third party (including insurers) any sums due from that party by taking such steps as Premier Farnell shall reasonably require. To the extent that the sums due relate to a matter which could give rise to an Indemnity Claim any amount recovered shall reduce the amount of the Indemnity Claim;

         16.6.2 promptly notify Premier Farnell in writing of any Indemnity Claims and of any claim or matter which gives or is likely to give rise to an Indemnity Claim;

         16.6.3 provide to Premier Farnell such information within its possession or control relating to any claim or matter which gives or is likely to give rise to an Indemnity Claim;

         16.6.4 subject to any right of any insurer to conduct the defence of such claim and subject to it being fully indemnified in respect of the costs arising and in respect of any actual or alleged improper or unlawful conduct of the proceedings relating to such claim and reasonably secured to the satisfaction of Arrow, take such reasonable action as Premier Farnell shall require including the appointment of solicitors nominated by it to avoid, resist, contest or compromise any claim or matter which gives or is likely to give rise to an Indemnity Claim or to effect any recovery from any third party in respect thereof, provided that Premier Farnell will not be acting unreasonably if it requires Arrow to take action which Arrow considers would be prejudicial to any

                                       39



         member of the Arrow Group from time to time or its respective business or goodwill.

17.      PROTECTION OF FARNELL VOLUME BUSINESS AND USE OF NAME

         17.1     In this clause 17:

                  17.1.1 "COMPETING BUSINESS" means any business in the United Kingdom, the Republic of Ireland, Continental Europe or North America which competes with the volume electronic component distribution business carried on at Completion by each of the Companies and each of the Business Vendors in relation to the Businesses but shall not mean the catalogue electronic component distribution business carried on at Completion by Premier Farnell and members of the Retained Premier Farnell Group.

                  17.1.2 references to acting directly or indirectly include (without prejudice to the generality of that expression) references to acting alone or jointly with or by means of any other person.

         17.2 Premier Farnell covenants with Arrow and, as separate covenants, with each of the Companies and the Business Purchasers, that:

                  17.2.1 until 31 March 2002, neither it nor any other member of the Premier Farnell Group shall directly or indirectly carry on or be engaged or interested in a competing business save solely in respect of the holding for investment of up to three per cent of any class of securities quoted or dealt in on the London Stock Exchange. Premier Farnell and the Premier Farnell Group will be deemed to be observing the covenant contained in this clause 17.2.1 notwithstanding one or more incidences of breach, provided there is no course of action pursued by Premier Farnell or any member of the Premier Farnell Group which demonstrates to the reasonable satisfaction of Arrow a strategic intention on the part of any member of the Premier Farnell Group to pursue volume business.

                  17.2.2 until 31 March 2002, neither it nor any other member of the Premier Farnell Group shall directly or indirectly solicit or entice away or endeavour to solicit or entice away from any part of the Farnell Volume Business or the successors in title of any part of the Farnell Volume Business in competition with any part of the Farnell Volume Business or the successors in title to any part of the Farnell Volume Business any person employed by any Company or in any Business in an executive, marketing, technical or sales capacity at Completion with a view to inducing that person to leave such employment and to act for another person in the same or a similar capacity in relation to the same field of work;

                  17.2.3 neither it nor any member of the Premier Farnell Group shall at any time disclose or use for its own benefit or that of any other person any

                                       40



         Farnell Volume Business Confidential Information which is in the possession or control of any member of the Premier Farnell Group.

17.3 Each of the restrictions set out in clauses 17.2.1 to 17.2.3 are separate and severable and in the event of any such restriction being determined as unenforceable in whole or in part for any reason, such unenforceability shall not affect the enforceability of the remaining restrictions or (in the case of restrictions unenforceable in part) the remainder of that restriction.

17.4 The restrictions entered into by Premier Farnell in clause 17.2 are given to Arrow for itself and to each of the Companies and Business Purchasers and Premier Farnell agrees that it will at the request and cost of Arrow enter into a further agreement with each Company and Business Purchaser whereby it will accept restrictions corresponding to the restrictions in this Agreement (or such of them as Arrow for itself in its absolute discretion shall deem appropriate).

17.5 The provisions of clause 17.2.1 are effective from Completion (subject to clause 25.6) but their continued application is conditional upon:

         17.5.1 no challenge being made directly or indirectly by Arrow or any member of the Arrow Group to the validity, lawfulness or enforceability of the covenant given by Arrow in clause 18.2 (the "ARROW COVENANTS") either proactively by means of any application to that effect by Arrow or a member of the Arrow Group to a Competent Authority or defensively in any legal proceedings brought by Premier Farnell to enforce the Arrow Covenants; and

         17.5.2 Arrow and all members of the Arrow Group continuing to observe the Arrow Covenants and in the event that such a challenge is made or there is a failure by any member of the Arrow Group substantially to observe the Arrow Covenants the provisions of clause 17.2.1 shall forthwith cease to have effect.

17.6 Notwithstanding the terms of clause 17.1 and the covenants contained in clause 17.2.1, Premier Farnell and any member of the Premier Farnell Group shall be entitled to acquire (whether directly or indirectly):

         17.6.1 the undertaking of any person, firm or company which is engaged concerned or interested in a competing business (whether directly or indirectly and whether alone or in conjunction with or on behalf of any other person and whether as principal, shareholder, director, employee, consultant or partner); and or

         17.6.2 the shares in any other company which itself or through any subsidiary undertaking (as defined in Section 258 of the Companies Act) or associated company (as defined in section 416 of the Taxes Act) carries on or is engaged, concerned or interested in a competing business (whether directly or indirectly and whether alone or in conjunction with or on behalf of any other person and whether as principal, shareholder, director, employee, consultant or partner);


                                       41



Provided that

         (i) the relevant acquisition is not made primarily with a view to acquiring the competing business; and

         (ii) the turnover derived from the competing business is not (by reference to the latest available audited accounts of the relevant company or companies) more than 20 per cent of the consolidated turnover of the relevant undertaking or of the relevant company, its subsidiary undertakings and associated companies (as defined above) insofar as such subsidiary undertakings and associated companies are comprised in the acquisition (as the case may be);

         and in such event the covenant contained in clause 17.2.1 shall not apply to such competing business to the extent only that such competing business is carried on at the time of the relevant acquisition

17.7 Premier Farnell will dispose of any competing business acquired pursuant to clause 17.6 within two years of completion of that acquisition unless Arrow consents to its retention by Premier Farnell (such consent not to be unreasonably withheld or delayed) (and will not in the meantime actively seek to expand or grow that competing business) provided that before entering into any negotiations with any third party with a view to making such disposal it shall first give Arrow the opportunity to make an offer for the competing business so acquired. If Arrow does not make any such offer (or if its offer is not accepted by Premier Farnell) and thereafter Premier Farnell receives an offer from a third party which it is inclined to accept, it shall give Arrow the opportunity to match the offer made by that third party and if the offer is matched both parties will endeavour to negotiate satisfactory agreements for the sale and purchase of that competing business.

17.8 At or as soon as possible after Completion, Premier Farnell shall and shall procure that each applicable member of the Premier Farnell Group shall co-operate with Arrow and the applicable member of the Arrow Group in despatching, at the cost of Arrow or such member of the Arrow Group, notices substantially in the agreed terms to the Employees and to suppliers, agents, distributors and customers of the Farnell Volume Business and to such other third parties as Arrow and/or any other member of the Arrow Group may reasonably request informing them of the transfer of the Farnell Volume Business.

17.9 Premier Farnell shall and shall procure that each member of the Premier Farnell Group shall, following Completion, as soon as reasonably practicable upon receipt forward to Arrow or, if appropriate, the relevant Company Purchaser or Business Purchaser, all notices, correspondence, information, orders or enquiries relating to the Farnell Volume Business or any part of it or to any of the Business Assets or Contracts if and to the extent that they are received by any member of the Premier Farnell Group after Completion.


                                       42



17.10    On Completion the parties shall procure:

         17.10.1 that the name of each Company shall be changed to a name which does not include Farnell and/or FES and which is not similar to Farnell and/or FES and which is not likely to cause confusion and does not create or imply any other association or link with the Premier Farnell Group or any of its members;

         17.10.2 that each Company and Business Purchaser cancels any Internet domain name registration which includes Farnell and/or FES or create or imply any other association or link with the Premier Farnell Group or, where possible, transfers such Internet domain name to Premier Farnell;

and, in addition, Arrow shall procure that each Company and Business Purchaser shall, as soon as reasonably possible, cause all entries in published materials such as telephone, street, or other directories to be removed or amended so as not to include reference to Farnell and/or FES.

17.11 Save as expressly provided in this clause 17, nothing in this Agreement or in any of the Transfer Agreements shall confer upon Arrow or any other member of the Arrow Group after Completion (including the Companies and the Business Purchasers) any right or interest in and to the Farnell and/or FES name and to any name which is similar to Farnell and/or FES or which is likely to cause confusion. For the avoidance of doubt, nothing in this Agreement shall entitle Arrow or any other member of the Arrow Group, before or after Completion, to use Farnell and/or FES as a corporate name or trading name or an Internet domain name, or as part thereof.

17.12 Premier Farnell shall permit each Company and each Business Purchaser in relation to the Business to continue to use the Farnell and/or FES name on a non-exclusive basis, solely in those territories where it is respectively used by each Company and each Business Purchaser before
         Completion:

         17.12.1 on its stationery and invoices in the manner and to the extent currently used by that Company or in relation to that Business;

         17.12.2 on stock in trade held by that Company or in relation to that Business on or before Completion provided that it was marked with the Farnell and/or FES name before Completion and on stock in trade received pursuant to orders made by that Company or in relation to that Business on or before Completion; and

         17.12.3 on stocks of promotional material including videos, sales and marketing catalogues, and packaging and other printed promotional material held by, or received pursuant to orders made by, that Company or in relation to that Business on or before Completion;

         provided that Arrow shall procure that each Company and Business Purchaser concerned shall, in using any of the stationery or invoices referred to in clause 17.12.1 or any promotional material referred to in clause 17.12.3



                                       43



         contemporaneously notify any third party recipient by endorsement on or addendum to the relevant stationery, invoice or promotional material or otherwise that the Company or the Business concerned is no longer a member of or otherwise associated with the Premier Farnell Group.

17.13    The licence granted pursuant to clause 17.12 shall continue until:

         17.13.1 in the case of clause 17.12.1, six months from the date of Completion;

         17.13.2 in the case of clause 17.12.2 until the stock in trade is used or written off as obsolete or, if earlier the date 6 months after Completion; and

         17.13.3 in the case of clause 17.12.3, until the stocks of promotional materials have been used or become obsolete or, if earlier, the date six months after Completion, provided that with respect to stocks of the "Yellow Book" until the earlier of the next scheduled printing of the same or 31 December 1997.

17.14    Arrow shall procure that no member of the Arrow Group shall after
         Completion:

         17.14.1 subject to clause 17.12, represent that it is a member of the Premier Farnell Group;

         17.14.2 use the Premier Farnel1 and/or FES name other than as permitted under clause 17.12;

         17.14.3 during the period of the licence contained in clause 17.12, commit or omit any act or pursue any course of conduct which might tend to bring the Farnell and/or FES name into disrepute or use the Farnell name in any way likely to damage the goodwill attaching to it or the registration thereof.

17.15 Notwithstanding clause 17.12 Premier Farnell shall have the right to determine the licence granted pursuant to clause 17.12 forthwith on notice if:-

         17.15.1 any Company or Business Purchaser or Arrow challenges Premier Farnell's and/or the Premier Farnel1 Group's exclusive right to use the Farnell and/or FES name; or

         17.15.2 any Company or Business Purchaser or member of the Arrow Group applies for an Internet domain name which incorporates the Farnel1 and/or FES name or any confusingly similar name.

         17.15.3 any Company or Business Purchaser commits a material breach of this clause 17.

17.16 On the expiry or any termination of the licence granted pursuant to clause 17.12 (howsoever caused) Arrow shall procure that:

         17.16.1 each Company and Business Purchaser shall forthwith cease to use or sell stock in trade under or by reference to the Farnell and or FES name;


                                       44



         17.16.2 each Company and Business Purchaser shall as soon as reasonably practicable remove or obliterate all representation of the Farnell name on the stock in trade or on any containers or labels in the power or control of the Companies and the Business Purchasers;

         17.16.3 each Company and Business Purchaser shall as soon as reasonably practicable cause all advertisements, sales videos, promotional material, and the like to be expunged or changed so as to eliminate any reference to the Farnell name; and

         17.16.4 each Company and Business Purchaser shall not thereafter use the Farnell and/or FES name or any trading style, trade name, trade mark, or get up which is similar to or so nearly resembles the Farnell and/or FES name as would or would be likely to cause confusion.

17.17    Arrow:

         17.17.1 agrees to indemnify Premier Farnell against any Losses incurred by Premier Farnell which may be a result of any claim by a third party that the Companies' and/or Business Purchasers' use of the Farnell and/or FES name infringes such third party's rights;

         17.17.2 agrees subject to being indemnified to its reasonable satisfaction to co-operate with Premier Farnell and act on Premier Farnell's reasonable requests in respect of any infringement or passing off described in Clause 17.17.3 (including without limit, by passing conduct of any action to Premier Farnell when requested, by making no admission or prejudicial statement without Premier Farnell's prior written consent and by assisting Premier Farnell in such actions) and shall procure that the Companies and Businesses (where appropriate) do the same; and

         17.17.3 Arrow agrees to notify Premier Farnell promptly of, any trade mark infringement, passing off or other suspected or threatened infringement of the Farnell and/or FES name by a third party of which Arrow becomes aware or any allegation by a third party of which Arrow becomes aware that the use of the Farnell and/or FES name infringes or may infringe the rights of a third party;

17.18 Arrow shall procure that each Company and Business Purchaser shall keep Premier Farnell fully and effectively indemnified from and against all Losses sustained by any Company Vendor or any Business Vendor or any other member of the Retained Premier Farnell Group to the extent that such Losses arise out of any goods or services supplied by the Company and Business Purchaser under or using or by reference to the Farnell and/or FES name (including without limitation such matters arising out of any action brought under the Consumer Protection Act 1987 or for negligence by reason of a defect in the stock in trade) after Completion.

17.19 For a period of 6 months following the date of Completion Premier Farnell shall permit each Company and each Business Purchaser in relation to the Business to use the words "formerly trading as Farnell Electronic Services" on


                                       45



         its stationery and invoices, and on stocks of promotional material including videos, sales and marketing catalogues and packaging and other printed promotional material held by or received pursuant to orders made by, that Company or in relation to that Business on or before Completion.

18.      PROTECTION OF THE RETAINED PREMIER FARNELL GROUP

         18.1     In this Clause 18:

                  18.1.1 "competing business" means any business which competes in the United Kingdom with the catalogue electronic component distribution business carried on at Completion by Premier Farnell. For the purposes of this Clause 18 Arrow will be deemed to be carrying on a competing business only if it changes the way the Farnell Volume Business operates in the UK in a manner intended to cause, or likely to have the effect of causing, the Farnell Volume Business to become a potentially significant competitor to Premier Farnell's retained catalogue electronic component distribution business. Included in such changes, for example, could be one or more of the following:

                           (A) the catalogue published and distributed by the Farnell Volume Business in the UK (and known as the "Yellow Book") (or any other UK catalogue) is published more frequently than once in any 12 month period or is more widely distributed than is currently the case; or

                           (B) deliveries are made or orders accepted in the ordinary course without charging for carriage, packing or administration (unless such change is made in response to changes in the competitive nature of the volume business);

                           (C) customers are solicited whose aggregate annual purchases of electronic components are unlikely to exceed (pound sterling)25,000 in value; or

                           (D) field sales engineers are engaged whose responsibilities include focusing on customers described in paragraph (C) above; or

                           (E) prices for electronic components (as opposed to complete items) are listed per unit (except to the extent prices are currently so listed in the Yellow Book).

                  18.1.2 references to acting directly or indirectly include (without prejudice to the generality of that expression) references to acting alone or jointly with or by means of any other person.

         18.2 Arrow (for and on behalf of itself and its subsidiaries from time to time) covenants with Premier Farnell that until 31 March 2002 neither it nor any other member of the Arrow Group shall directly or indirectly carry on or be engaged or interested in a competing business save solely in respect of the holding for investment of up to three per cent of any class of securities quoted or dealt in on a regulated Stock Exchange. The parties acknowledge that the


                                       46



        continued publication and circulation of the Yellow Book in its present form end at its present frequency of publication will not constitute a competing business for the purposes of this clause 18. Arrow will be deemed to be observing the covenant contained in this clause 18.2 notwithstanding one or more incidences of breach, provided there is no course of action pursued by Arrow or Any member of the Arrow Group which demonstrates to the reasonable satisfaction of Premier Farnell a strategic intention on the part of any member of the Arrow Group to pursue catalogue business.

18.3 The provisions of clause 18.2 are effective from Completion (subject to clause 25.6) but their continued application is conditional upon:

         18.3.1 no challenge being made directly or indirectly by Premier Farnell or any member of the Premier Farnell Group to the validity, lawfulness or enforceability of the covenants given by Premier Farnell in clause 17.2.1 (THE "FARNELL COVENANTS") either proactively by means of any application to that effect by Premier Farnell or a member of the Premier Farnell Group to a Competent Authority or defensively in any legal proceedings brought by Arrow to enforce the Farnell Covenants; and

         18.3.2 Premier Farnell and all members of the Premier Farnell Group continuing to observe the Farnell Covenants;

         and in the event that such a challenge is made or there is a failure by any member of the Premier Farnell Group substantially to observe the Farnell Covenants the provisions of clause 18.2 shall forthwith cease to have effect.

18.4 Notwithstanding the terms of the covenant contained in clause 18.2 it is hereby agreed and declared that Arrow and any member of the Arrow Group shall be entitled to acquire (whether directly or indirectly):

         18.4.1 the undertaking of any person, firm or company which is engaged concerned or interested in a competing business (whether directly or indirectly and whether alone or in conjunction with or on behalf of any other person and whether as principal, shareholder, director, employee, consultant or partner); and or

         18.4.2 the shares in any other company which itself or through any subsidiary undertaking (as defined in Section 258 of the Companies Act) or associated company (as defined in section 416 of the Taxes Act) carries on or is engaged, concerned or interested in a competing business (whether directly or indirectly and whether alone or in conjunction with or on behalf of any other person and whether as principal, shareholder, director, employee, consultant or partner);

                  provided that

                  (i) the relevant acquisition is not made primarily with a view to acquiring the competing business; and


                                       47



                           (ii) the turnover derived from the competing business is not (by reference to the latest available audited accounts of the relevant company or companies) more than 20 per cent of the consolidated turnover relevant undertaking or of the relevant company, its subsidiary undertaking and associated companies (as defined above) (insofar as such subsidiary undertaking and associated companies are comprised in the acquisition) (as the case may be);

                           and in such event the covenant contained in clause
                           18.2 shall not apply to such competing business to the extent only that such competing business is carried on at the time of the relevant acquisition.

                  18.5 Arrow will dispose of any competing business acquired pursuant to clause 18.4 within two years of completion of that acquisition unless Premier Farnell consents to its retention by Arrow (such consent not to be unreasonably withheld or delayed) (and will not in the meantime actively seek to expand or grow that competing business) provided that before entering into any negotiations with any third party with a view to making such disposal it shall first give Premier Farnell the opportunity to make an offer for the competing business so acquired. If Premier Farnell does not make any such offer (or if its offer is not accepted by Arrow) and thereafter Arrow receives an offer from a third party which it is inclined to accept, it shall give Premier Farnell the opportunity to match the offer made by that third party and if the offer is matched both parties will endeavour to negotiate satisfactory agreements for the sale and purchase of that competing business.

                  18.6 Arrow covenants with Premier Farnell and, as separate covenants, with each of the Company Vendors and Business Vendors that neither it nor any member of the Arrow Group shall at any time disclose or use for its own benefit or that of any other person any Premier Farnell Confidential Information which is in the possession or control of any member of the Arrow Group.

19. THIRD PARTY CONSENTS AND THE CONTRACTS

                           19.1.1 Arrow shall and shall procure that each Business Purchaser hereby undertakes for its own benefit and at its own expense to adopt, perform and fulfil all of the Business Vendors' obligations and liabilities under the Contracts (whether such obligations and liabilities arise before, on or after Completion save such liabilities as fall within the provisions of clause 16.2.2) in so far as such Contracts relate to the Business being acquired by that Business Purchaser.

                           19.1.2 Arrow shall indemnify and procure that each Business Purchaser shall indemnify and keep indemnified Premier Farnell and each Business Vendor against all costs, expenses, claims, demands, proceedings and damages which it may suffer or incur as a result of any act, neglect, default or omission on the part of Arrow or any Business Purchaser to perform or comply with any obligation under the Contracts save such as fall within the provisions of clause 16.2.2.


                                       48



         19.2 If any Contracts cannot effectively assigned or transferred by the relevant Business Vendor to the relevant Business Purchaser except by agreements of novation or without obtaining a consent, an approval, a waiver or the like from a third party ("Consent(s)") such Contracts shall be dealt with as follows:

                  19.2.1 unless or until any such Contract is so novated or any necessary Consent is obtained:

                           (A) Premier Farnell shall procure that the relevant Business Vendor shall receive and hold the benefit of the relevant Contract as agent for the relevant Business Purchaser and shall accordingly pay to the relevant Business Purchaser promptly upon receipt any sums received by it under any such Contract; and

                           (B) Arrow shall procure that the relevant Business Purchaser shall (at its cost) as the relevant Business Vendor's agent perform all the obligations and assume all the liabilities of that Business Vendor under any such Contracts;

                  19.2.2 Premier Farnell shall procure that the relevant Business Vendor and Arrow shall procure that the relevant Business Purchaser shall each use its respective reasonable endeavours to procure that such Contracts are novated and that any Consents required to such novation are obtained;

                  19.2.3 in the event a Contract cannot be novated pursuant to clause 19.2.2 Premier Farnell shall procure that the relevant Business Vendor and Arrow shall procure that the relevant Business Purchaser shall use its respective reasonable endeavours to procure that such Contract is assigned and that any Consent required to such assignment is obtained;

                  19.2.4 in the event a Contract cannot be assigned pursuant to clause 19.2.3 Premier Farnell shall procure that the relevant Business Vendor and Arrow shall procure that the relevant Business Purchaser shall use their respective reasonable endeavours to procure that such Contract be performed by appointing the relevant Business Purchaser as a sub-contractor and that any Consent required to such appointment be obtained. Arrow shall and shall procure that the Business Purchasers shall enter into such undertakings in favour of any relevant third party as may be reasonably requested in respect of any liabilities or obligations for which such Business Purchaser will become liable upon transfer, novation or assignment or which may be a term of its appointment as a sub-contractor;

                  19.2.5 if any Contracts are not novated or assigned or any necessary Consent is not obtained or it has not been possible to appoint the relevant Business Purchaser as a sub-contractor and the procedure set out in this clause 19.2 does not enable the full benefit of any Contract to be enjoyed by the relevant Business Purchaser after Completion the parties shall use all reasonable endeavours to achieve an alternative solution pursuant to which the relevant Business Purchaser shall


                                       49



                  receive the benefit of that Contract and assume the associated obligations;

         19.2.6 if the parties are prohibited by a court order in favour of the other party to the Contract or proceedings are initiated by the other party to the Contract in respect of an injunction (or other similar order) in circumstances where such proceedings are likely to be successful in each case in respect of dealing with the Contract in accordance with the provisions of this clause then, subject always to the provisions of clause 19.2.5, the benefit and burden of the Contract shall revert to the Business Vendor and Premier Farnell shall indemnify Arrow and the relevant Business Purchaser against any Losses suffered by any of them as a result of a claim by any other party to the Contract other than those arising as a consequence of a failure by Arrow or the relevant Business Purchaser to perform obligations which Arrow or the relevant Business Purchaser should have performed prior to such reversion in accordance with the provisions hereof;

         19.2.7 Premier Farnell shall and shall procure that each relevant Business Vendor shall use all reasonable endeavours to procure the assignment of the benefit of the Claims to Arrow or the relevant Business Purchaser and, subject to it being fully indemnified in respect of costs arising and in respect of any actual or alleged improper or unlawful conduct of the proceedings relating to such claim, Premier Farnell will co-operate with Arrow or the relevant Business Purchaser in pursuing Claims, including allowing proceedings to be brought in the name of the relevant Business Vendor if Arrow shall reasonably require.

         19.3 To the extent that Arrow and/or the relevant Business Purchaser is unable to obtain or maintain insurance in relation to any Contract until such time as the Contract is assigned or novated to Arrow and/or the relevant Business Purchaser, Premier Farnell will on request from Arrow procure that the insurance cover in place at the date hereof in respect of such Contracts is maintained and Arrow will reimburse Premier Farnell or the relevant Business Vendor, as the case may be for the premiums paid in respect of such insurance until such time as either the Contract is assigned or novated to Arrow or the relevant Business Purchaser or the benefit or burden of the Contracts shall revert to Premier Farnell or to the relevant Business Vendor.

 20.     ASSIGNMENT/UNDERLETTING OF FOREIGN LEASEHOLD
         PROPERTIES

         20.1     In this clause 20, the following definitions are used:

  "Best Endeavours"       means taking all those steps in the power of the
                          party on whom the obligation is imposed which a prudent determined and reasonable owner acting in its own interest and desiring to achieve the desired objective would take;



                                       50



"Change of Control Properties"      means the four Canadian B List Properties
                                    and the three American B List Properties brief particulars of which are set out in
                                    Part IV of Schedule 6;


"Consent to Assign"                 means such consent as is lawfully required
                                    to enable Premier Farnell or the relevant
                                    Business Vendor either to assign the whole of its interest in each Relevant Property to the relevant Business Purchaser or for the relevant Business Purchaser lawfully to occupy the Relevant Property following a change of control in the tenant;

"Relevant Property"                 means such of the properties in Parts III
                                    and IV of Schedule 6 more particularly
                                    described in the Relevant Lease in respect of which Consent to Assign is required from a Relevant Landlord;

"Relevant Lease"                   means the Lease and or other documents dated
                                   and made between the parties specified in Parts III and IV of Schedule 6;

"Relevant Landlord"                means the Landlord of the Relevant Property
                                   or any other party from whom Consent to
                                   Assign or Consent to Underlay is required;

"Security"                         means:

                                   (i)      the deposit of such sum as may be
                                            reasonably required by a Relevant
                                            Landlord as security for the
                                            payment of the rents and other sums
                                            and the observance and performance
                                            of the obligations of the tenant
                                            under a Relevant Lease; or

                                   (ii)     a guarantor who is required to
                                            covenant with the Relevant Landlord
                                            to pay the rents and other sums
                                            reserved by and to observe and
                                            perform the obligations of the
                                            tenant contained in the Relevant
                                            Lease in case of default by the
                                            proposed assignee.


20.2     LANDLORD'S CONSENT TO ASSIGN

         In respect of each Relevant Property Premier Farnell shall within 20 Business Days of the date of this Agreement make application for, or where it is not at the date of this Agreement the current tenant of a Relevant Property, procure


                                       51



         that the relevant Business Vendor makes application for Consent to Assign in respect of each Relevant Property.

20.3 Premier Farnell shall use its Best Endeavours and procure that each Business Vendor uses it Best Endeavours to obtain Consent to Assign without it being a condition that Consent to Assign that the relevant Business Purchaser provide Security for the Relevant Landlord;

20.4 Each relevant Business Purchaser shall at its own expense within 10 Business Days of being requested so to do:

         20.4.1 supply to Premier Farnell accounts, references and such other information as the Relevant Landlord may lawfully and properly require;

         20.4.2 enter into a deed or agreement with the Relevant Landlord in such form as the Relevant Landlord acting reasonably requires containing direct covenants by the relevant Business Purchaser with the Relevant Landlord to pay the rents and other sums reserved by and to observe and perform the obligations of the tenant under the Relevant Lease from the date of the assignment or transfer of control (as the case maybe) to the relevant Business Purchaser;

20.5 Premier Farnell and each relevant Business Purchaser shall procure that all deeds, agreements and other documents lawfully and properly required to procure Consent to Assign are executed and delivered within 10 Business Days of being despatched to them.

20.6 If Premier Farnell and/or any Business Vendor is unable having used its Best Endeavours to obtain Consent to Assign for any Relevant Property within 6 months from Completion then Premier Farnell shall thereafter make application for or procure that the relevant Business Vendor makes application for Consent to Underlet in respect of any such Relevant Property.

20.7 Premier Farnell shall notify the relevant Business Purchaser of each application it shall make for Consent to Underlet and the provisions of clauses 203 to 20.5 (inclusive) shall apply to each application save that references to Consent to Assign in those clauses shall be deemed to be references to Consent to Underlet.

20.8 If Premier Farnell and/or any Business Vendor is unable having used its Best Endeavours to obtain Consent to Underlet for any Relevant Property within 9 months of Completion then Premier Farnell shall make a further application for Consent to Assign and the relevant Business Purchaser will if required by the Relevant Landlord provide Security and the provisions of Clauses 20.4 and 20.5 shall apply.

20.9 As from Completion Premier Farnell will hold each Relevant Property on trust for the Business Purchaser and permit the relevant Business Purchaser to enter into each Relevant Property as licensee from Completion and each relevant Business Purchaser shall pay to Premier Farnell the rents reserved by the


                                       52



         Relevant Leases and perform and observe the covenants on the part of the tenant and the conditions contained in each Relevant Lease and will at all times indemnify and keep indemnified Premier Farnell or the relevant Business Vendor and their estate and effects from and against all proceedings, liabilities, costs, claims and expenses whatsoever arising out of the non-payment of the rents reserved by the Relevant Lease or any breaches of the said covenants or conditions arising after the date of Completion up to and including the date the Business Purchaser ceases to occupy the Relevant Property.

20.10 Completion of the assignment of each Relevant Property shall take place on the later of the 10th Business Day following the date on which Consent to Assign has been obtained or Completion.

20.11    Each Assignment of a Relevant Property shall contain:

         20.11.1 an indemnity covenant by the assignee in favour of the assignor in respect of the future performance of the rents, covenants, conditions and other matters contained in each Relevant Lease;

         20.11.2 a declaration that any implied statutory covenant shall be negatived to the extent it would impose a covenant on the part of the assignor to the effect that the Relevant Property is in a better state of repair than it as at Completion.

20.12 Each underlease of a Relevant Property shall so far as the circumstances allow be in the same form and subject to the same rents, covenants, conditions and other matters as the Relevant Lease.

20.13 Premier Farnell will indemnify the relevant Company Purchaser for all rents and other liabilities in respect of any Relevant Lease of the Change of Control Properties if the Relevant Landlord refuses Consent to Assign and requires the relevant Company Purchaser to vacate any Change of Control Property from the date the relevant Company Purchaser ceases to occupy such Change of Control Properties.

20.14 If Consent to Assign and Consent to Underlet is refused or has not been obtained at the expiration of 12 months from Completion the relevant Business Purchaser shall be entitled to remain in occupation of the Relevant Property until such time as it is required to vacate by the Relevant Landlord such occupation to be on the terms of clause 20.9 above.

20.15 In the event of the relevant Business Purchaser being required to vacate the French A list property being Zac du Transport International CIT Avenue du l'Eorope 58223 Roncq against its wishes if so required by the Business Purchaser Premier Farnell will use reasonable endeavours to assist the Business Purchaser in procuring alternative accommodation from other properties owned or leased by Premier Farnell in France.


                                       53



20.16


         20.16.1 Such of the Business Vendors who are the current tenants of the premises at Brandshenkestrasse 178 CH-8027 Zurich ("Swiss Property") and at Smedeholm 13 DK 2730 Herlev ("Danish Property") those Business Vendors being hereafter referred to as the "Swiss Tenant" and the "Danish Tenant" respectively shall grant and the Business Purchaser of that part of the Business carried on at the Swiss Property and the Business Purchaser of the Danish Property shall accept an underlease on the following terms:

                  (A) the premises demised by the underlease of the Swiss Property shall be such part of the Swiss Property which is at the date of this Agreement occupied by the Swiss Tenant;

                  (B) the premises demised by the underlease of the Danish Property shall be the whole of the Danish Property which was demised by a lease made between (1) Ejendomsselskabet Smedeholm 11-13 K/S and (2) Farnell Danmark A/S (Farnell Electronic Services A/S) ("Danish Lease");

                  (C) the yearly rents and other surfs payable for such part of the Swiss Property to be demised pursuant to clause 20.6.1(A) shall be such sums as shall bear the same proportion to the rents and other sums paid by the Swiss Tenant pursuant to the lease of the Swiss Property as the area in square metres of the premises to be demised bears to the total area in square metres of the Swiss Property;

                  (D) the yearly rents and other sums payable for the Danish Property shall be the same as the yearly rents and other sums payable pursuant to the Danish Lease;

                  (E) save as otherwise provided in this clause 20.16 the other terms of the underlease of the Swiss Property and the Danish Property shall be the same as those contained in the leases of the Swiss Property and the Danish Property respectively vested in the Swiss Tenamt and the Danish Tenant;

                  (F) the term of the underlease of the Danish Property shall commence on the date of Completion and expire on the day preceding the expiry of the term created by the Danish Lease;

                  (G) the term of the underlease of that part of the Swiss Property to be demised pursuant to clause 20.16.1(A) shall commence on the date of Completion and expire on the first date on which the lease vested in the Swiss Tenant can be brought to an end in accordance with its terms by the Swiss Tenant.

         20.16.2 The Danish Tenant and the Swiss Tenant and each relevant Business Purchaser shall immediately after today's date make application for and


                                       54



         each use their respective Best Endeavours to obtain the consent of the relevant landlords to the grant of the underleases to be granted pursuant to this clause 20.16 without a condition of that consent being that Security is provided to the relevant landlord by the relevant Business Purchaser.

20.16.3 The underlease of the Danish Property and the Swiss Property shall be completed on the later of the date of Completion and the date that falls five Business Days after the necessary consent to the underletting has been obtained from the Relevant Landlord.

20.16.4 If at Completion the consent of either or both of the Landlords has not been obtained to the grant of either or both of the underleases to the Business Purchaser to whom the lease is to be granted such Business Purchaser shall be entitled to occupy such part of the Swiss Property as is to be demised pursuant to clause 20.16.1(A) and/or the Danish Property and in such case the Business Purchaser shall occupy as licensee and pay to the Swiss Tenant and/or the Danish Tenant (as the case may be) the yearly rents and other sums calculated in accordance with clauses 20.16.1(C) and 20.16.1(D) and perform and observe the covenants on the part of the tenant and the conditions contained in the lease of the Swiss Property insofar as they relate to such part of the Swiss Property as is to be demised pursuant to clause 20.16.1(A) and the lease of the Danish Property (as the case may be) and will at all times indemnify and keep indemnified the Swiss Tenant and the Danish Tenant and their respective estate and effects from and against all proceedings, liabilities, costs and claims and expenses whatsoever arising out of any breach of such covenants and conditions arising after the date of Completion.

20.17 Farnell shall procure that notice is served terminating the leases of the Swiss Property and the leases of the following premises at the earliest time it is possible so to do in accordance with the terms of such leases.

DATE            PARTIES                           PREMISES
----            -------                           --------

5.8.71         (1)     Albert Kleinheinz KG       Bahnhofstrasse 44
                                                  71698 Moglingen

               (2)     Standard Electric
20.12.74               Lorenz AG

               (1)     Albert Kleinheinz KG       Bahnhofstrasse 44
                                                  71698 Moglingen

               (2)     Standard Electric
                       Lorenz AG


20.18 Simultaneously with the application for consent to underlet the Danish Tenant shall make application to assign the Danish Property to the company to whom the underlease had been granted and the provisions of clauses 20.1 to 20.5 and 20.11 shall apply in relation to such application as if the Danish Property constituted a Relevant Property.


                                       55



         20.19 If the application to assign the Danish Property is granted the Danish Tenant shall assign the Danish Property to the relevant Business Purchaser if the Business Purchaser requires it to do so.

         20.20 Completion of the assignment of the Danish Property shall take place 10 Business Days after the date Consent Assign is obtained.

21.      ACCESS

         21.1 For a period of 6 years following Completion, Premier Farnell shall and shall procure that each other member of the Premier Farnell Group, give reasonable access to Arrow and its authorised representatives to inspect all books and records directly relating to the Companies and/or Businesses which are not delivered to Arrow or to its order at Completion and (at the expense of Arrow) to take copies thereof or extracts therefrom and Premier Farnell shall and shall procure that each other member of the Premier Farnell Group from time to time exercise all reasonable care for the safekeeping thereof and in addition shall permit reasonable access to management for the purposes of explaining the same at times to be mutually agreed.

         21.2 For a period of 6 years following Completion, Arrow shall and shall procure that each other member of the Arrow Group give reasonable access to Premier Farnell and its authorised representatives to all the books of account and records of the Companies and/or Businesses delivered to Arrow or to its order at Completion and (at the expense of Premier Farnell) to take copies thereof or extracts therefrom and Arrow shall and shall procure that each other member of the Arrow Group from time to time exercise all reasonable care for the safekeeping thereof and in addition shall permit reasonable access to management for the purposes of explaining the same at times to be mutually agreed.

         21.3 If Completion shall be effected after 31 January 1997, Arrow shall and shall procure that each Company Purchaser and each Business Purchaser shall give all reasonable access to Premier Farnell and its authorized representatives together with all reasonable facilities and assistance as shall be required (at Premier Farnell's cost) to prepare appropriate accounts for the purposes of the preparation of Premier Farnell's consolidated accounts for the period ending 28 January 1997. Arrow shall and shall procure that each Company Purchaser and each Business Purchaser shall ensure that its personnel shall render such assistance as shall reasonably be required by Premier Farnell for this purpose.

 22.     EMPLOYEES

         The parties acknowledge and agree that on behalf of themselves and each of the Business Vendors and Business Purchasers the contracts of employment between the relevant Business Vendor and the employers employed by such Business Vendor ("the Relevant Employees") will have effect after Completion as if originally made between the relevant Business Purchaser and the Relevant Employees. The transfer of such contracts of employment will be subject to the remaining provisions of this clause 22.


                                       56



22.1 Upon or as soon as practicable after the signing of this Agreement, Premier Farnell and Arrow will procure that the relevant Business Vendor in conjunction, if practical, with the relevant Business Purchaser makes an announcement to the Relevant Employees in each relevant jurisdiction accordance with the applicable local employment legislation regarding the transfer of their contracts of employment. It is acknowledged by Arrow on behalf of itself and the Business Purchaser of the French Business that the French Business Vendor has already informed the French Employee representatives of the transactions set out in this Agreement.

22.2 Upon or as soon as practicable after the signing of this Agreement, Premier Farnell and Arrow will procure that Farnell (Sweden) AB will make an announcement to its employees in accordance with local employment legislation regarding the sale of the shares of Farnell (Sweden) AB and the transfer of the Swedish catalogue business to Farnell Components AB.

22.3 Save as set out in clauses 22.5 and 22.6, Arrow shall indemnify Premier Farnell and each relevant Business Vendor in full against:

         22.3.1 any action or claim against each relevant Business Vendor in connection with the termination of the employment of any of the Relevant Employees by each relevant Business Purchaser after Completion or in consequence or relating to the transfer of the contracts of employment of the Relevant Employees to the relevant Business Purchaser and against any Losses whatsoever suffered or incurred directly or indirectly in relation to such action or claim; and

         22.3.2 all Losses whatsoever arising directly or indirectly in connection with the employment of the Relevant Employees after Completion by the relevant Business Purchaser or any other person including any claim by any of the Relevant Employees arising or alleged to arise wholly or partly from any act or omission of the relevant Business Purchaser; and

         22.3.3 any refusal by any of the Relevant Employees to accept the transfer of their contracts of employment from the relevant Business Vendor to the relevant Business Purchaser including any continuing costs and/or Losses whatsoever suffered or incurred directly or indirectly by the relevant Business Vendor in relation to such refusal or the termination thereafter by the relevant Business Vendor of the contracts of employment of such Relevant Employees.

 22.4 Premier Farnell and Arrow acknowledge and agree that in the event of any claim being made by any employee or union or other employee representative of Farnell France SARL or Farnell (Sweden) AB that notification prior to the date hereof has not been made to such employee or union or employee representative in accordance with the local employment legislation, each of Premier Farnell and Arrow shall bear 50% of the costs of any claims, demands, awards, orders, costs, damages, fines, expenses and liabilities arising Tom any court or tribunal proceedings brought on the basis of the notification prior to the date hereof not being in accordance with local employment legislation by each of the French Business Purchaser, French Business Vendor,


                                       57



                  Farnell (Sweden) AB or Farnell Components AB, Premier Farnell or Arrow in relation to such action or claim save that neither Premier Farnell nor Arrow, the French Business Purchaser, the French Business Vendor, Farnell (Sweden) AB or Farnell Components AB shall incur any expenses or costs in relation to such action or claim without having given prior consultation to Premier Farnell or Arrow as the case may be.

         22.5 To the extent that either Premier Farnell or Arrow or the French Business Vendor or the French Business Purchaser or Farnell Sweden AB or Farnell Components AB is required to pay any costs, damages, fines, judgements, expenses, awards, claims, demands or liabilities in excess of 50% of such costs, damages, fines, judgements, expenses, awards, claims, demands or liabilities then Premier Farnell or Arrow as the case may be shall immediately indemnify the other in full against such additional payment incurred by the others Group member.

         22.6 Premier Farnell hereby agrees to indemnify Arrow in full against any action or claim against Arrow or Farnell Sweden AB in connection with the termination of the employment of any of the employees of the Swedish catalogue business by Farnell Components AB after the date of the transfer of the contracts of employment of the catalogue business employees to Farnell Components AB or in consequence or relating to such transfer and against all Losses arising directly or indirectly in connection with the employment of the employees of the Swedish catalogue business after Completion by Farnell Components AB or any other person including any claim by the relevant employees arising or alleged to arise wholly or partly from any act or omission of Farnell Components AB.

         22.7 Arrow expressly acknowledges on behalf of itself and each Business Purchaser that neither Premier Farnell nor any Business Vendor has given any warranty or representation that all the employees of the Business will agree to a transfer to Arrow or the relevant Business Purchaser or agree to continue their employment with Arrow or the relevant Business Purchaser for any period of time after Completion.

23.      PENSION ARRANGEMENTS

         UK

         23.1 The UK Scheme shall be dealt with in accordance with the provisions of Schedule 7

         IRELAND

         23.2 It is agreed that all those Employees who are members of the Irish Scheme at Completion ("Irish Members") will be offered membership of a pension arrangement operated by the UK Purchaser ("the Purchaser's Irish Arrangement") (which shall be approved by the Irish Revenue Commissioners as an exempt approved scheme) no later than six months from Completion.


                                       58



         23.3 During the period between Completion and the time when the Irish Members are offered membership of the Purchaser's Irish Arrangement ("the Participation Period") the UK Vendor will use all reasonable endeavours to procure that, subject to Irish Revenue Approval, the Irish Members are permitted to continue to participate in the Irish Scheme.

         23.4 During the Participation Period the UK Purchaser will make contributions to the Irish Scheme in accordance with the rate recommended by the actuarial valuation of the Irish Scheme prevailing from time to time.

         23.5 In respect of each Irish Member who chooses to transfer benefits from the Irish Scheme to the Purchaser's Irish Arrangement referred to above a past service reserve transfer value will be transferred to the Purchaser's Irish Arrangement calculated at Completion using the actuarial assumptions prevailing in the actuarial valuation of the Irish Scheme at Completion, together with the value of the contributions paid by or in respect of such Irish Members during the Participation Period, the total amount to be agreed between the UK Purchaser's actuary and the UK Vendor's actuary within two months and transferred together with interest (at the rate of 2% above the base rate of the Allied Irish Bank from time to time) in respect of the period from the end of the Participation Period to the date of payment, no later than one year after Completion (or such later date as the UK Purchaser and the UK Vendor agree).

         23.6 If there is any deficiency in the payment referred to in clause 23.5, the amount of this deficiency will be paid by the UK Vendor to the UK Purchaser forthwith, and in any event no later Plan one year and 30 days after Completion.

         23.7 The UK Vendor will use all reasonable endeavours to procure that any additional voluntary contributions held by the trustees of the Irish Scheme in respect of any Irish Member who transfers to the Purchaser's Irish Arrangement will be transferred with the amount referred to in clause 23.5.

         23.8 In default of agreement as above, either party may refer the matter to an independent actuary, such appointment to be agreed by the other party. The decision of the independent actuary will be binding on both parties.

         SWEDEN

         23.9 In respect of the Employees of the Swedish Company who under the Swedish Agreement are transferring to the Swedish catalogue business Premier Farnell agrees to assume all obligations and liabilities in respect of future pension arrangements.

 24.     ANNOUNCEMENTS

         Neither party to this Agreement shall make, or procure or permit the making of, any announcement whether before or after Completion with respect to this Agreement or any of the Transfer Agreements or any ancillary matter without (in the case of an announcement by any member of the Premier Farnell Group) the prior consent of


                                       59



         either of Mr. R. Klatell or Mr. S. Kaufman and (in the case of any member of the Arrow Group) the prior consent of either of Mr. H. Poulson or Mr. A. Fisher, except as required by law or regulatory authority or applicable stock exchange and in such case, not without prior consultation with Arrow or Premier Farnell (as the case may be) and having had due regard to all reasonable requests which such party may make.

 25.     MISCELLANEOUS

         25.1 Subject to clause 3.7, neither party may assign its rights under this Agreement. This Agreement shall be binding on and inure for the benefit of the parties' successors.

         25.2 This Agreement, together with the documents in the agreed terms, represents the entire understanding, and constitutes the whole agreement, in relation to its subject matter and supersedes any previous agreement between the parties with respect thereto and without prejudice to the generality of the foregoing excludes any warranty, condition or other undertaking implied at law or by custom (to the fullest extent permitted by law).

         25.3 Each party confirms that, except as provided in this Agreement and, without prejudice to any liability for fraudulent misrepresentation, no party has relied on any representation or warranty or undertaking which is not contained in this Agreement or any document referred to in it or which was made by any other party who is not a party to this Agreement.

         25.4 So far as it remains to be performed, this Agreement shall continue in full force and effect notwithstanding Completion.

         25.5 Premier Farnell and Arrow shall each and shall procure that each other member of the Premier Farnell Group or the Arrow Group, as the case may be, shall after Completion execute all such deeds and documents and do all such things as Arrow or Premier Farnell, as the case may be, may reasonably require for perfecting the transaction intended to be effected under or pursuant to this Agreement and each of the Transfer Agreements.

         25.6 To the extent that any provision of this Agreement, or of any other arrangement of which it forms part, is a restriction or information provision for the purposes of the RTPA by virtue of which this Agreement or any such arrangement is registrable under the RTPA, no such restriction or provision shall take effect until the day after particulars of this Agreement or, as the case may be, that arrangement, have been furnished to the Director General of Fair Trading in accordance with the RTPA. The parties shall co-operate fully in furnishing particulars of any registrable agreement, as soon as practicable after the date hereof, to the Director General of Fair Trading. The parties shall prepare any filings to the Director General on a joint basis and shall forward copies to each other of all correspondence received from the Office of Fair Trading in relation thereto.

         25.7 Arrow and each member of the Arrow Group on its part and Premier Farnell and each member of the Retained Premier Farnell Group on its part acknowledges that the purpose of the Transfer Agreements is to reflect and


                                       60



                  implement the provisions of this Agreement and accordingly Arrow and each member of the Arrow Group on its part and Premier Farnell and each member of the Retained Premier Farnell Group on its part acknowledges that it shall not be entitled to claim for any Losses arising as a consequence of the Transfer Agreements which would not have arisen under this Agreement and, to the extent that any member of the Arrow Group or any member of the Retained Premier Farnell Group from time to time makes a claim pursuant to or reliant upon the Transfer Agreements for in excess of that which would be recoverable under this Agreement, Arrow or Premier Farnell (as the case may be) agrees to indemnify the relevant member of the Retained Premier Farnell Group or the relevant member of the Arrow Group (as the case may be) in respect of all Losses incurred in relation to such claim. In addition, in the event that a member of the Retained Premier Farnell Group or a member of the Arrow Group incurs a liability under one of the Transfer Agreements which it would not have incurred had the relevant Transfer Agreement expressly provided that in the event of any inconsistency between the relevant Transfer Agreement and this Agreement, this Agreement prevails, Arrow or Premier Farnell (as the case may be) agrees to indemnify the relevant members of the Retained Premier Farnell Group or the relevant member of the Arrow Group (as the case may be) against such liability.

         25.8 With the agreement of Arrow, Premier Farnell has agreed the senior management completion bonuses referred to in the last sub-paragraph of paragraph 16.33 of the Disclosure Letter and the copy documentation contained in part M of Annex 3 to the Disclosure Letter, Item 11. The payments of Messrs. Burgess, Baggio, Norton and Andrews will either be home by:

                  25.8.1   Premier Farnell; or

                  25.8.2 the Farnell Volume Business in which case the amount thereof shall be reflected in the Net Operating Asset Value to the extent that the same have not been paid at the Transfer Date.

         25.9 The payments referred to in paragraph 16.33 of the Disclosure Letter other than those for Messrs Burgess, Baggio, Norton and Andrews will be borne equally by Premier Farnell and Arrow.
                  Accordingly:

                  25.9.1 if Premier Farnell effects such payments Arrow will reimburse it for one half thereof;

                  25.9.2 if payments are made by the Farnell Volume Business prior to the Transfer Date then one half of the amount thereof shall be treated as an asset for the purpose of determining the Net Operating Asset Value; or

                  25.9.3 if payments are not made prior to the Transfer Date and are to be paid by the Farnell Volume Business then only 50% of the costs thereof will be included as a liability in the Net Operating Asset Value and the liability will then be assumed by the relevant Company or the relevant Business Purchaser as part of the Farnell Volume Business.


                                       61



         25.10 Arrow shall at or as soon as practicable after Completion use its reasonable endeavours to secure the release of each member of the Retained Premier Farnell Group from all payment guarantees, guarantees to suppliers, performance bonds or similar obligations which they have given or to which they are subject in respect of the Farnell Volume Business and to the extent that any liabilities arise in connection with any of them after the Transfer Date Arrow shall indemnify the relevant member of the Retained Premier Farnell Group in respect of any loss arising in respect of such guarantees, bonds or obligations

         25.11 Premier Farnell shall procure as soon as reasonably practicable the release of Premier Farnell Electronic Services Limited from:

                  25.11.1 the guarantee given by it pursuant to the terms of a credit agreement dated 23 January 1996 made between Premier Farnell and FAC Delaware Corp. as borrowers, Natwest Markets Acquisition Finance as arranger, National Westminster Bank plc as bank and National Westminster Bank plc as agent; and

                  25.11.2 the guarantee given by it pursuant to the terms of a note purchase agreement dated 17 June 1996 issued by Premier Farnell Corp. as issuer and Premier Farnell as guarantor whereby Premier Farnell Corp. authorised the issue and sale of certain guaranteed senior notes.

         25.12 Each party agrees with the other that to the extent that a judgment for costs is obtained in relation to this Agreement or the matters contemplated by it which does not provide the party in whose favour the judgment is made (the "FAVOURED PARTY") with a full recovery of all legal costs and other associated expenses the other party shall indemnify the Favoured Party for the balance of all such costs and expenses incurred.

26.      VALUE ADDED TAX

         26.1 All amounts due from Arrow (or the relevant Business Purchaser or Company Purchaser) to Premier Farnell or the relevant Business Vendor or Company Vendor in accordance with clause 5 above or pursuant to or in connection with any other provision of this Agreement shall be exclusive of any applicable VAT.

         26.2 If VAT is payable in connection with any supply made pursuant to or in connection with this Agreement, Premier Farnell shall procure that an appropriate VAT invoice is issued to the relevant person and on production of that invoice Arrow (on behalf of the relevant person) shall pay to Premier Farnell (on behalf of the relevant person) any VAT due in respect of the supply. Such payments shall be treated as additional Purchase Price where appropriate.

         26.3 Subject to clauses 26.4, 26.5 and 26.6, each of Arrow and Premier Farnell intend that the sales of the Businesses and the Companies shall be outside the charge to VAT on the basis of applicable reliefs and exemptions and Arrow and Premier Farnell shall use their reasonable endeavours to secure this


                                       62



                  treatment (including, for the avoidance of doubt, making all applicable necessary registrations, elections and notices).

         26.4 Arrow represents, warrants and undertakes to Premier Farnell that it will procure that:

                  26.4.1 in relation to each Business, the Business Purchaser will be duly and properly registered with effect from the Completion for the purposes of VAT in the jurisdiction where the Business is carried on; and

                  26.4.2 the Business Purchaser will from Completion use the Business Assets in carrying on the same kind of business as the Business Vendor.

         26.5 The sale by the French Business Vendor of certain assets of the Farnell Volume Business is subject to VAT and such VAT shall be paid in accordance with clause 26.2.

         26.6 Nothing in clause 26.3 shall require Premier Farnell or any member of the Premier Farnell Group to request a review or appeal any determination of any revenue authority. If after payment of Any VAT by Arrow pursuant to clause 26.2 Arrow wishes to dispute the VAT treatment with the appropriate revenue authority Premier Farnell shall, at Arrow's cost and expense, give such assistance as Arrow may reasonably require.

         26.7 All VAT records relating to any Business which are required by applicable VAT law to be delivered to any Business Purchaser shall be delivered to Arrow or the relevant Business Purchaser on Completion and Arrow shall procure that the relevant Business Purchaser shall retain and preserve those records for any applicable time period required by the applicable VAT law and give reasonable access on receiving reasonable notice to Premier Farnell to such records that are reasonably required by Premier Farnell or any member of the Retained Premier Farnell Group to comply with its VAT obligations.

27. COSTS

         27.1 Save as expressly provided in the Transfer Agreements or in sub-clause 27.2, each of Arrow and Premier Farnell shall pay its own costs in connection with the preparation and negotiation of this Agreement, the Transfer Agreements and any matter contemplated by any of them.

         27.2 Arrow agrees to pay stamp duty costs arising in connection with the transfer of the UK Shares pursuant to this Agreement together with any transfer or registration taxes or fees applicable to the transfer of the French Business.

28. GUARANTEE BY PREMIER FARNELL

         28.1 Premier Farnell hereby unconditionally and irrevocably guarantees to Arrow and, as separate guarantees to each of the Company Purchasers and Business Purchases, the due and punctual performance and observance by each of the Company Vendors and Business Vendors of all their obligations, commitments, undertakings, warranties and indemnities under or pursuant to this Agreement, as the same may be varied from time to time in accordance


                                       63



                  with the provisions hereof, each of the Transfer Agreements and the Swedish Agreement (in this clause 28.1, the "Guaranteed Obligations") so as to ensure that the same benefits shall be conferred on Arrow and the relevant Company Purchaser or Business Purchaser as either of them would have received if the Guaranteed Obligations had been duly performed and satisfied by the relevant Company Vendor or Business Vendor. For the avoidance of doubt, Arrow may claim against Premier Farnell, or against the relevant Company Vendor or Business Vendor and Premier Farnell jointly, without having to first make a successful claim against the relevant Company Vendor or Business Vendor. The liability of Premier Farnell under this clause 28 shall not be released or diminished by any variation of the terms of this Agreement or of any Transfer Agreement (whether or not agreed by Premier Farnell), or, save as expressly provided in this Agreement, any forbearance, neglect or delay in seeking performance of the Guaranteed Obligations or any granting of time for such performance.

         28.2 If and whenever any Company Vendor or Business Vendor defaults for any reason whatsoever in the performance of any of its Guaranteed Obligations, Premier Farnell shall forthwith upon written demand perform (or procure performance of) and satisfy (or procure the satisfaction of) the Guaranteed Obligations in regard to which such default has been made in the manner prescribed by this Agreement or the Swedish Agreement or the Transfer Agreements.

                  (A) This guarantee is to be a continuing guarantee and accordingly is to remain in force until all the Guaranteed Obligations shall have been performed or satisfied.

                  (B) This guarantee is in addition to and without prejudice to and not in substitution for any rights or security which Arrow or any Company Purchaser or Business Purchaser may now or hereafter have or hold for the performance and observance of the Guaranteed Obligations.

         28.3 As a separate and independent stipulation, Premier Farnell agrees that any of the Guaranteed Obligations (including, without limitation, the obligation to pay any moneys expressed to be payable under this Agreement or any Transfer Agreement) which may not be enforceable against or recoverable from the relevant Company Vendor or Business Vendor by reason of any legal limitation, disability or incapacity on or of the relevant Company Vendor or Business Vendor or any other fact or circumstance (other than any limitation imposed by this Agreement or any Transfer Agreement) shall nevertheless be enforceable against and recoverable from Premier Farnell as though the same has been incurred by Premier Farnell and Premier Farnell were the sole or principal obligor in respect thereof and shall be performed or paid by Premier Farnell on demand.

         28.4 Without prejudice to the provisions of clause 28.3, the liability of Premier Farnell under this clause 28 in respect of any obligation or liability of a Company Vendor or Business Vendor shall not exceed the liability of the relevant Company Vendor or Business Vendor.


                                       64



29.      GUARANTEE BY ARROW

         29.1 Arrow hereby unconditionally and irrevocably guarantees to Premier Farnell and, as separate guarantees to each of the Company Vendors and Business Vendors, the due and punctual performance and observance by each of the Company Purchasers and Business Purchasers of all their obligations, commitments, undertakings, warranties and indemnities under or pursuant to this Agreement, as the same may be varied from time to time in accordance with the provisions hereof, each of the Transfer Agreements and the Swedish Agreement (in this clause 29, the "Guaranteed Obligations") that the same benefits shall be conferred on Premier Farnell and the relevant Company Vendor or Business Vendor as either of them would have received if the Guaranteed Obligations had been duly performed and satisfied by the relevant Company Purchaser or Business Purchaser. For the avoidance of doubt, Premier Farnell may claim against Arrow, or against the relevant Company Purchaser or Business Purchaser and Arrow jointly without having to first make a successful claim against the relevant Company Purchaser or Business Purchaser. The liability of Arrow under this clause 29 shall not be released or diminished by any variation of the terms of this Agreement or of any Transfer Agreement (whether or not agreed by Arrow), or, save as expressly provided in this Agreement, any forbearance, neglect or delay in seeking performance of the Guaranteed Obligations or any granting of time for such performance.

         29.2 If and whenever any Company Purchaser or Business Purchaser defaults for any reason whatsoever in the performance of any of its Guaranteed Obligations, Arrow shall forthwith upon written demand from Premier Farnell perform (or procure performance of) and satisfy (or procure the satisfaction of) the Guaranteed Obligations in regard to which such default has been made in the manner prescribed by this Agreement or the Swedish Agreement or the Transfer Agreement.

                  (A) This guarantee is to be a continuing guarantee and accordingly is to remain in force until all the Guaranteed Obligations shall have been performed or satisfied.

                  (B) This guarantee is in addition to and without prejudice to and not in substitution for any rights or security which Premier Farnell or any Company Vendor or Business Vendor may now or hereafter have or hold for the performance and observance of the Guaranteed Obligations.

         29.3 As a separate and independent stipulation, Arrow agrees that any of the Guaranteed Obligations (including, without limitation, the obligation to pay any moneys expressed to be payable under this Agreement or any Transfer Agreement) which may not be enforceable against or recoverable from the Relevant Company Purchaser or Business Purchaser by reason of any legal limitation, disability or incapacity on or of the relevant Company Purchaser or Business Purchaser or any other fact or circumstance (other than any limitation imposed by this Agreement or any Transfer Agreement) shall nevertheless be enforceable against and recoverable from Arrow as though the same had been


                                       65



                  incurred by Arrow and Arrow were the sole or principal obligor in respect thereof and shall be performed or paid by Arrow on demand.

         29.4 Without prejudice to the provisions of clause 29.3, the liability of Arrow under this clause 29 in respect of any obligation or liability of a Company Purchaser or a Business Purchaser shall not exceed the liability of the relevant Company Purchaser or Business Purchaser.

30. NOTICES

         30.1 A notice, approval, consent or other communication in connection with this Agreement:

                  30.1.1   must be in writing;

                  30.1.2 in the case of Arrow must be marked for the attention of Robert E. Klatell, Executive Vice President at the address set forth on page 1 of this Agreement, Fax No. (516) 391-1683;

                  30.1.3 in the case of Premier Farnell must be marked for the attention of the Finance Director and the Company Secretary at the address set forth on page 1 of this Agreement, Fax No. (01937) 580070; and

                  30.1.4 in each case must be left at the address specified above or sent by prepaid first class post to such address or sent by facsimile to the facsimile number of the addressee which is specified in this clause or if the addressee notifies another address or facsimile number in writing (citing this Agreement) then to that address or telex or facsimile number.

         30.2 A notice, approval, consent or other communication shall take effect from the time it is received (or, if earlier, the time it is deemed to be received in accordance with clause 30.3) unless a later time is specified in it.

         30.3     A letter or facsimile is deemed to be received:

                  30.3.1 in the case of a posted letter, unless actually received earlier, on the second (fifth, if sent airmail from overseas) Business Day after posting;

                  30.3.2 in the case of facsimile, on production of a transmission report from the machine from which the facsimile was sent which indicates that the facsimile was sent in its entirety to the facsimile number of the recipient.

31. GOVERNING LAW AND JURISDICTION

         31.1 This Agreement and the documents to be entered into pursuant to it shall, save as expressly referred to therein, be governed by, and construed in accordance with, English law.

         31.2 Each party irrevocably agrees that the Courts of England shall have exclusive jurisdiction in relation to any claim, dispute or difference concerning this Agreement and such documents and any matter arising therefrom (save in


                                       66



                  circumstances where any legal restriction or qualification exists to hinder a claim being made, or judgment or judicial order being enforced in the Courts of England in which case the Courts of England shall have non-exclusive jurisdiction).

         31.3 Each party irrevocably waives any right that it may have to object to an action being brought in those Courts, to claim that the action has been brought in an inconvenient forum, or to claim that those Courts do not have jurisdiction.

         31.4 Premier Farnell irrevocably agrees that without preventing any other mode of service, any document in an action (including, but not limited to, any writ of summons or other originating process or any third or other party notice) may be served on Premier Farnell by being delivered to or left for Premier Farnell at its address for service of notices under clause 30 and Premier Farnell undertakes to maintain such an address at all times in the United Kingdom and to notify Arrow in advance of any change from time to time of the details of such address in accordance with the manner prescribed for service of notices under clause 30.

         31.5 Arrow irrevocably agrees that without preventing any other mode of service, any document in action (including, but not limited to, any writ, summons, order, judgment or other process or any third or other party notice) may be sufficiently and effectively served on it by service on its agent appointed in this clause 31.5. Arrow hereby irrevocably appoints Arrow (UK) Limited as its agent for service of process.

         31.6 Nothing in this clause 31 shall affect the right of either party to serve process in any other manner permitted by law. Arrow hereby irrevocably waives (and irrevocably agrees not to raise) any right it would have under any federal or state law in the United States of America to resist the recognition of any judgment obtained by Premier Farnell relating to this Agreement in any proceedings in the United Kingdom on the basis that it did not receive due notice of the proceedings (provided that it received notice in accordance with clause 31.5) or that any such related proceedings were brought in an inconvenient forum. Each party irrevocably agrees that a judgment obtained requiring the payment of money or specific performances in any proceedings in the United Kingdom shall, subject to all rights of appeal available to it in the Courts of England, be conclusive and binding on it and may be enforced in the courts of any other jurisdiction.


                                       67



IN WITNESS of which the parties have executed this Agreement as at the date first mentioned above.

SIGNED as a DEED by
PREMIER FARNELL PLC
acting by
a director and its secretary

Director /s/ Howard Poulson
        ------------------------------------
Name (in block letters) Howard Poulson
                       ---------------------

Secretary /s/ Kenneth Mullen
        ------------------------------------
Name (in block letters) Kenneth Mullen
                       ---------------------

SIGNED as a DEED by
ARROW ELECTRONICS, INC.
acting by /s/ Robert E. Klatell
          ---------------------

duly authorized
Name (in block letters)  Robert E. Klatell
                         ---------------------
                         Executive Vice
                         President